Filed Pursuant to Rule 424(b)(4)
Registration No. 333-283548
Prospectus

Rights to Purchase Up to $25,000,000 in Shares of Common Stock,
representing Up to 24,271,844 Shares of Common Stock
Lazydays Holdings, Inc. (the “Company,” “we,” “us” or “our”) is distributing to the holders (excluding the PIPE Investors (as defined below), who have waived their and their respective affiliates’ rights to receive the Rights (as defined below) to the extent any of them are holders as of the Record Date (as defined below)) (such non-excluded holders, collectively, the “Holders”) of our outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) and our outstanding warrants (the “Warrants”), in each case as of the Record Date (as defined below), non-transferable rights (the “Rights”) to purchase up to an aggregate of $25,000,000 in shares of our Common Stock at a cash subscription price of $1.03 per share (the “Rights Offering”). Assuming the Rights Offering is fully subscribed, we currently expect to receive aggregate gross proceeds of $25,000,000 before payment of expenses. You will not be entitled to receive any Rights unless you are a Holder of record as of 5:00 p.m., New York City time, on January 13, 2025 (the “Record Date”). Holders, as of the Record Date, will receive one Right for every share of Common Stock held or issuable upon exercise or conversion of Warrants held as of the Record Date.
The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on February 5, 2025, the expected expiration date of this Rights Offering. We, in our sole discretion, may extend the period for exercising the Rights. Rights which are not exercised by the expiration date of the Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your Rights before the expiration date. Once you have exercised your Rights, your exercise may not be revoked.
Rights may only be exercised in whole numbers of shares of Common Stock, and we will not issue fractional shares. Each Right will entitle you to purchase 1.27 shares (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right (as defined below)) at a subscription price per whole share of Common Stock equal to $1.03. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock that would otherwise be created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share for purposes of determining the number of shares of our Common Stock for which you may subscribe, with such adjustments as may be necessary to ensure that we offer a maximum of 24,271,844 shares of Common Stock in the Rights Offering. Each Right consists of a basic subscription right (the “Basic Subscription Right”) and an over-subscription right (the “Over-Subscription Right”). The Rights under the Basic Subscription Right will be distributed in proportion to Holders’ holdings on the Record Date (excluding the holdings of the PIPE Investors and affiliates thereof who have waived their respective rights to receive the Rights). If you exercise your Basic Subscription Right in full, and other Holders do not, you will be entitled to purchase additional shares if you exercise an Over-Subscription Right to purchase a portion of the unsubscribed shares at the subscription price, subject to the availability and pro rata allocation of Common Stock among persons exercising this Over-Subscription Right. See “Questions & Answers — What are the limitations of the Over-Subscription Right?”
Exercising the Rights and investing in our Common Stock involve significant risks. We urge you to read carefully the section titled “Risk Factors” beginning on page 18 of this prospectus, the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
Our Common Stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “GORV.” On January 10, 2025, the last reported sale price of our Common Stock was $0.87. The Rights are non-transferrable, except that Rights will be transferable by operation of law (e.g., by death) or by such Holders that are closed-end funds to funds affiliated with such Holders. The Rights will not be listed for trading on Nasdaq or any other stock exchange or market. You are urged to obtain a current price quote for our Common Stock before exercising your Rights.
Neither the Company, the Financing Committee (as defined below), nor our board of directors (the “Board”) makes any recommendation to Holders regarding whether they should exercise or let lapse their Rights. You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering period. All exercises of Rights are irrevocable.
The Company has entered into Securities Purchase Agreements (the “PIPE Purchase Agreements”) for the offer and sale of an aggregate of 29,126,212 shares of Common Stock, at a price per share of $1.03, to (i) Alta Fundamental Advisers Master LP (“Alta Fundamental”), Star V Partners LLC (“Star V”) and Blackwell Partners LLC - Series A (“Blackwell” together with Alta Fundamental and Star V, the “Alta PIPE Purchasers”), each an advisory client of Alta Fundamental Advisers LLC, and (ii) Coliseum Capital Partners, L.P. (“CCP”) and Blackwell (Blackwell together with CCP, the “CCM PIPE Purchasers” and together with the Alta PIPE Purchasers, the “PIPE Investors”) each an advisory client of Coliseum Capital Management, LLC (“CCM”), in transactions exempt from registration under the Securities Act of 1933, as amended (the “PIPE”). In addition, the Company has agreed to sell 9,708,737 shares of Common Stock, at a price per share of $1.03, to CWGS Ventures, LLC (the “Camping World Stock Sale”), an affiliate of Camping World Holdings, Inc. (“Camping World”), pursuant to an Asset Purchase Agreement by and among the Company, Camping World and certain of their respective subsidiaries. Pursuant to the Securities Purchase Agreements, the PIPE Investors, together with their respective affiliates, have irrevocably waived their respective rights to receive any distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date, provided, however, that Blackwell has waived its rights only to the extent of securities of the Company subject to the Investment Management Agreement with CCM and Alta.
In addition, the Company has entered into a Limited Waiver and Third Amendment (the “Third M&T Credit Agreement Amendment”) to its syndicated, senior secured floorplan credit facility and revolving credit facility, evidenced by a Second Amended and Restated Credit Agreement (as amended from time to time, the “M&T Credit Agreement”) with Manufacturers and Traders Trust Company, as administrative agent. The PIPE Purchase Agreements, as a condition to the PIPE Investors’ investment in the Company, and the Third M&T Credit Agreement Amendment require that the Company conduct the Rights Offering to ensure that the Holders have the right, but not the obligation, to invest in our Common Stock at the same price of $1.03 per share as the investors in the PIPE and the Camping World Stock Sale. See “Prospectus Summary—Recent Developments.”
The terms of the Rights Offering were recommended by a special independent committee of our Board (the “Financing Committee”), composed solely of independent directors from our Board, and approved by the Board, at the recommendation of the Financing Committee, upon its determination that the Rights Offering was advisable, fair and in the best interests of the Company and its stockholders. The Financing Committee has authority to approve certain additional amendments or modifications of the terms or conditions of the Rights or the Rights Offering, subject to the requirements of the PIPE Purchase Agreements and the Third M&T Credit Agreement Amendment.
This Rights Offering is being made directly by us. We are not using an underwriter or selling agent. Broadridge Corporate Issuer Solutions, LLC will serve as the subscription agent (“Subscription Agent”) and the information agent (“Information Agent”) for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your securities, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold securities through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a more detailed discussion, see “The Rights Offering — The Rights” beginning on page 27.

	Per Share	Total(1)
Subscription Price	$1.03	$25,000,000
Proceeds to us, before expenses	$1.03	$25,000,000
(1)	Assumes the Rights Offering is fully subscribed.
If you have any questions or need further information about this Rights Offering, please contact the Information Agent toll-free at 888-789-8409 or via email at shareholder@broadridge.com. It is anticipated that delivery of the shares of Common Stock purchased in this Rights Offering will be made on or about February 12, 2025 (the fifth business day following the expiration date), unless the expiration date is extended.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated January 13, 2025

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ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Lazydays,” the “Company,” “we,” “us” and “our” refer to Lazydays Holdings, Inc. and its subsidiaries.
You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website or at the SEC’s offices described below under the heading “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, or in any free writing prospectuses we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the Rights. Our business, financial condition, results of operations and prospects may have changed since that date.
Market data and other statistical information incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.
This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
This Rights Offering is being made directly by us. We have retained Broadridge Corporate Issuer Solutions, LLC to serve as our Subscription Agent and as our Information Agent for this Rights Offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Registration Statement on Form S-1 and the related prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Registration Statement on Form S-1 and the related prospectus, including, without limitation, the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:
•	future market conditions and industry trends, including anticipated national new recreational vehicle (“RV”) wholesale shipments;
•	changes in U.S. or global economic and political conditions or outbreaks of war;
•	changes in expected operating results, such as store performance, selling, general and administrative expenses (“SG&A”) as a percentage of gross profit and all projections;
•	our recent history of losses and our future performance;
•
our ability to obtain further waivers or amendments to our Second Amended and Restated Credit Agreement, as amended from time to time, with Manufacturers and Traders Trust Company, as administrative agent;

•	our ability to procure and manage inventory levels to reflect consumer demand;
•	our ability to find accretive acquisitions;
•	changes in the planned integration, success and growth of acquired dealerships and greenfield locations;
•	changes in our expected liquidity from our cash, availability under our credit facility and unfinanced real estate;
•	compliance with financial and restrictive covenants under our credit facility and other debt agreements;
•	changes in our anticipated levels of capital expenditures in the future;
•	the repurchase of shares under our share repurchase program;
•	our ability to secure additional funds through equity or financing transactions on terms acceptable to the Company;
•	dilution related to our outstanding warrants, options and rights;
•	our business strategies for customer retention, growth, market position, financial results and risk management; and
•
other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 or in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, each as incorporated herein by reference, and in other filings we may make from time to time with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus and the incorporated documents are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from such forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus or the documents incorporated by reference speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

QUESTIONS & ANSWERS
The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering and the shares of our Common Stock.
Exercising the Rights and investing in our Common Stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 18 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
Q:	What is the Rights Offering?
A: The Rights Offering is a distribution of Rights on a pro rata basis to Holders of our Common Stock and Warrants (in the case of the Warrants, as though such Warrants are exercised in full and on an as-converted basis) (excluding the PIPE Investors and the respective affiliates thereof to the extent holders as of the Record Date) who hold such securities as of 5:00 p.m., New York City time, on January 13, 2025, the Record Date. “Pro rata” means, in proportion to the number of total shares of our Common Stock that our Holders hold on the Record Date on an as-converted basis (assuming the exercise of the Warrants in full). You will receive one Right for every share of Common Stock held or issuable upon exercise or conversion of Warrants held as of the Record Date. We will not issue fractional shares of Common Stock in the Rights Offering. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock that would otherwise be created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer a maximum of 24,271,844 shares of Common Stock in the Rights Offering. In the unlikely event that, because of the rounding of fractional shares, this Rights Offering would have been subscribed in an amount in excess of 24,271,844 shares of Common Stock, all Holders’ shares issued in this Rights Offering will be reduced in an equitable manner. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering without interest or deduction.
Q:	Why are we conducting the Rights Offering?
A: Due to industry-wide challenges facing the recreational-vehicle (“RV”) retail industry and the decline in our operational performance to levels below prior expectations, we determined that we needed to raise additional capital to support our balance sheet and provide additional working capital for our operations. On August 7, 2023, our Board of Directors (the “Board”) formed a Financing Committee of the Board (the “Financing Committee”), composed solely of independent directors.
Consistent with its mandate, the Financing Committee explored various financing alternatives through November 2024 and concluded that the following capital-raising transactions are most likely to achieve the Company’s objectives on the terms and on a timeline that is in the best interests the Company and of our stockholders. The below transactions were negotiated at the direction of the Financing Committee and were considered by the Financing Committee over the course of various meetings held in the weeks preceding its recommendation of such transactions, following which the Financing Committee recommended, and the Board unanimously approved, the following transactions:
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Third M&T Credit Agreement Amendment. On November 15, 2024, the Company entered into a Limited Waiver and Third Amendment to the Second Amended and Restated Credit Agreement and Consent (the “Third M&T Credit Agreement Amendment”), with M&T and the lenders party thereto (the “M&T Lenders”).

○	The Third M&T Credit Agreement Amendment grants the Company waivers of specified defaults and events of default that occurred under the M&T Credit Agreement, including events of default
v

resulting from: (a) its inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024; (b) its inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024; (c) its inability to comply with the minimum current ratio financial covenant for the fiscal quarters ended June 30, 2024 and September 30, 2024; (d) the filing of certain mechanic’s, materialmen’s, construction or similar liens against certain of the Company’s real property, relating to its failure to pay for certain improvements made thereto; and (e) certain cross-defaults under the loan agreement (the “CCM Loan Agreement”) with respect to our real estate-backed loan with Coliseum Holdings I, LLC (the “CCM Mortgage Lender”) and our mortgages with First Horizon Bank relating to the foregoing.
○
Under the Third M&T Credit Agreement Amendment, the lenders’ aggregate commitment under the floorplan facility decreased from $400 million to (a) $325 million, from the date of the Third M&T Credit Agreement Amendment through the date (the “Asset Sale Outside Date”) that is 60 days after the final closing of the Camping World Asset Sales (defined below), and (b) $295 million, thereafter through the maturity date, provided that until the Asset Sale Outside Date, the Company may borrow up to an additional $10 million in floor plan loans (the “Floor Plan Overlimit Loans”), subject to the satisfaction of certain conditions. To the extent the Company borrows Floor Plan Overlimit Loans, the Company agreed to pay the lenders a per annum fee equal to 2.00% of the average daily aggregate principal amount thereof.

○
The Third M&T Credit Agreement Amendment eliminates testing of the total net leverage ratio, current ratio and minimum EBITDA financial covenants until the fiscal quarter ending March 31, 2026, and the Third M&T Credit Agreement Amendment eliminates testing of the fixed charge coverage ratio financial covenant until the fiscal quarter ending September 30, 2026. The Third M&T Credit Agreement Amendment also changes the required performance targets for compliance with all of the Company’s financial covenants. The minimum liquidity financial covenant now requires the Company to maintain liquidity, as of the end of each calendar month, of not less than $7.5 million.

○
The Company also agreed in the Third M&T Credit Agreement Amendment, among other changes: (a) to permanently eliminate its ability to borrow new loans or swingline loans or to request issuance of letters of credit under the revolving credit facility; (b) to make certain mandatory repayments on the revolving credit facility (including on the date of the Third M&T Credit Agreement Amendment, in the amount of $10 million; beginning with the fiscal quarter ending March 31, 2025 and on the last day of each quarter thereafter, in the amount of $2.5 million each quarter; on the date that is two business days after completion of this Rights Offering, in the amount of 50% of the proceeds thereof; and repayments from time to time in an amount equal to 100% of the net proceeds (less certain costs, fees and expenses and after repayment of any indebtedness required to be repaid in connection therewith) received from any sale or refinancing of the Company’s real estate, excluding real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas); (c) to deliver to M&T second-lien mortgages, which will secure the Company’s remaining obligations under the revolving credit facility, on all of the Company’s real property that is currently mortgaged to the CCM Mortgage Lender, except for real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas; (d) until March 31, 2025, to continue engaging CR3 Partners as the Company’s financial advisor, and to continue engaging CR3 Partners (or an employee thereof) as the Company’s interim chief financial officer until a permanent chief financial officer reasonably acceptable to M&T is selected and approved by the Company’s board of directors (which occurred on January 6, 2025); (e) to additional restrictions on investments, indebtedness, dividends and other restricted payments, transactions with affiliates and acquisitions; and (f) to replace the leverage-based pricing grid from the M&T Credit Agreement with a fixed margin over SOFR or the Base Rate (as applicable), described further below.

○
After giving effect to the Third M&T Credit Agreement Amendment, the floor plan credit facility bears interest at (a) one-month term SOFR or daily SOFR plus 2.55% or (b) the Base Rate plus 1.55%, and the revolving credit facility bears interest at (x) one-month term SOFR or daily SOFR plus an applicable margin of 3.40% or (y) the Base Rate plus a margin of 2.40%. After giving effect to the Third M&T Credit Agreement Amendment and the repayment of a portion of the principal amount thereof described above, the outstanding balance of the revolving credit facility was $31.0 million.
○
Under the terms of the Third M&T Credit Agreement Amendment, if the Company fails to consummate all of the Camping World Asset Sales on or before March 31, 2025, or if it terminates the governing purchase agreements before consummation of those sales, it will constitute an event of default under the M&T Credit Agreement.

•
$30 million PIPE. Also on November 15, 2024, the Company entered into Securities Purchase Agreements with each of Blackwell, Alta Fundamental Advisers Master LP, and Star V Partners LLC, as advisory clients of Alta Fundamental Advisers LLC (“Alta”, and such clients, the “Alta PIPE Parties”), and CCP and Blackwell, as advisory clients of CCM (the “CCM PIPE Parties”, and collectively with the Alta PIPE Parties, the “PIPE Parties”), for the sale and issuance of an aggregate of 29,126,212 shares of Common Stock at a price per share of $1.03 (the “PIPE Price”), which was equal to the Minimum Price as defined in Nasdaq Stock Market Rule 5635(d), in transactions exempt from registration under the Securities Act of 1933, as amended (the “PIPE”). The proceeds will be used for general corporate and operational purposes, including repayment of indebtedness.

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Asset and stock sale. Also on November 15, 2024, the Company and certain of its affiliates entered into an Asset Purchase Agreement and a Real Estate Purchase Agreement for the (i) sale to certain affiliates of Camping World Holdings, Inc. (“Camping World”) of dealership assets and (where owned by an affiliate of the Company) real estate at the Company’s Council Bluffs, Iowa, Elkhart, Indiana, Sturtevant, Wisconsin, Murfreesboro, Tennessee, Portland, Oregon, Surprise, Arizona, and Woodland, Washington locations (the “Camping World Asset Sales”), and (ii) the sale and issuance to CWGS Ventures, LLC (collectively with the CCM PIPE Parties and the Alta PIPE Parties, the “Excluded Rights Offering Parties”), an affiliate of Camping World, of 9,708,737 shares of Common Stock at a price per share equal to the PIPE Price, effective upon the closing of the final sale of assets under the Camping World Asset Sales (the “Camping World Stock Sale”).

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Preferred exchanges. Also on November 15, 2024, as a condition of Camping World’s affiliates entering into the Asset Purchase Agreement and Real Estate Purchase Agreement, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with each of the CCM PIPE Parties, Park West Partners International, Limited (“PWPI”), and Park West Investors Master Fund, Limited (“PWIMF”), to exchange all of the shares of Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), held by such parties for a number of shares of Common Stock equal to the accumulated liquidation preference of such shares of Series A Preferred Stock divided by the PIPE Price (the “Preferred Exchanges”). On November 15, 2024, an aggregate of 150,000 shares of Series A Preferred Stock were exchanged for an aggregate of 16,622,238 shares of Common Stock in a first series of exchanges. On December 27, 2024, an aggregate of 450,000 shares of Series A Preferred Stock were exchanged for an aggregate of 49,866,710 shares of Common Stock in a second series of exchanges following the effectiveness of the Charter Amendment (as defined below).

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Charter Amendment. The Board and the stockholders holding a majority of the voting power of the Company’s stockholders approved and adopted an amendment to the Company’s Certificate of Incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000 (the “Charter Amendment”) in order to authorize sufficient shares of Common Stock for future issuances, including the second closing of the Preferred Exchanges and the Rights Offering, allow for required reserves, and other future issuances as approved by the Board (and, if required, the Company’s stockholders). On December 26, 2024, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.

In addition, at the request of the PIPE Parties in order to afford other stockholders of the Company the opportunity to purchase shares of Common Stock at a price per share equal to the PIPE Price, and as required by the Third M&T Credit Agreement Amendment, the Company agreed to conduct this Rights Offering.

The Financing Committee, and the Board acting upon the recommendation of the Finance Committee, have determined that the Third M&T Credit Agreement Amendment, the PIPE, the Camping World Asset Sales, the Camping World Stock Sale, the Preferred Exchanges, the Rights Offering, and the Charter Amendment are advisable, fair, and in the best interests of the Company and its stockholders, and the stockholders holding a majority of the voting power of the Company’s stockholders approved and adopted the Charter Amendment.
We believe the Rights Offering ensures that all Holders have the opportunity, but not the obligation, to invest in our Common Stock at the same price of $1.03 per share as the PIPE Parties and at the price used in the Preferred Exchanges, mitigating the dilution they might otherwise experience. Our expectation is to use the proceeds from the Rights Offering for working capital and general corporate purposes, including repayment of indebtedness, consistent with the Third M&T Credit Agreement Amendment and our business plan. See “Use of Proceeds” and “The Rights Offering—Reasons for the Rights Offering.”
The foregoing descriptions of the M&T Credit Agreement, the Third M&T Credit Agreement Amendment, the CCM Loan Agreement, the Securities Purchase Agreements, the Asset Purchase Agreement, the Real Estate Purchase Agreement, and the Exchange Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as exhibits to our annual, quarterly, or current reports filed with the SEC, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Q:	What is a Right?
A: Each Right entitles its Holder to purchase 1.27 shares of our Common Stock (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right) at a subscription price of $1.03 per whole share of Common Stock. Each Right carries with it a Basic Subscription Right and an Over-Subscription Right, subject to certain adjustments and limitations described below.
Q:	How was the subscription price of $1.03 per share of Common Stock determined?
A: In determining the subscription price, a special Board committee of independent directors (the “Financing Committee”) considered a number of factors, including: the desire to allow our stockholders to participate in the Rights Offering at the same price as the investors in the PIPE and the Camping World Stock Sale (equal to the Minimum Price as defined in Nasdaq Rule 5635(d)), the likely cost of capital from other sources and general conditions of the securities markets, the price at which our Holders might be willing to participate in the Rights Offering, our expected business need for liquidity and capital, historical and current trading prices of our Common Stock, and the desire to provide an opportunity to our Holders to participate in the Rights Offering on a pro rata basis. The Financing Committee determined that it was in the best interests of the Company’s Holders to publicly announce the subscription price so that all Holders had the opportunity to determine whether to buy or sell the Common Stock prior to the Record Date. In accordance with best practices, the Financing Committee is composed solely of independent directors. The Financing Committee had authority to determine the type of offering and any other terms related to the Rights Offering. In selecting the subscription price, our Financing Committee and management wanted to encourage participation in the Rights Offering and strike what they believe to be a fair balance between our capital needs and the market value of the shares of Common Stock to be sold to the Holders in this Rights Offering. The Company believes this disclosure has provided its Holders and the public with sufficient information about the Company’s expectation to sell a significant number of shares in the Rights Offering, as described herein. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Common Stock to be offered in the Rights Offering. You should not consider the subscription price as an indication of value of us or our Common Stock. The market price of our Common Stock may decline during or after the Rights Offering, including below the subscription price for the Common Stock. You should obtain a current quote for our Common Stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.

Q:	What is the Basic Subscription Right?
A: The Basic Subscription Right of each Right entitles you to purchase 1.27 shares of Common Stock (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right) at a subscription price of $1.03 per whole share.
Q:	What is the Over-Subscription Right?
A: Subject to certain limitations described below, the Over-Subscription Right of each Right entitles you, if you fully exercise your Basic Subscription Right, to subscribe for additional shares of our Common Stock at the same $1.03 subscription price per share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other record holders under their Basic Subscription Rights.
Our Financing Committee has decided that it is in the best interest of the Company that the Over-Subscription Right be subject to certain limitations as discussed below.
Q:	What are the limitations of the Over-Subscription Right?
A: We will be able to satisfy your exercise of the Over-Subscription Right only if other Rights holders do not fully exercise their Basic Subscription Rights. If sufficient shares of our Common Stock are available, we will honor the over-subscription requests in full, subject to the limitations below.
If over-subscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those Rights holders who oversubscribed based on the number of shares each Rights holder subscribed for under the Basic Subscription Right. Only Record Date Holders who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
Q:	Will fractional shares be issued upon exercise of the Rights?
A: No. We will not issue fractional shares of Common Stock in the Rights Offering. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock that would otherwise be created by the exercise of the Rights by that Holder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer a maximum of 24,271,844 shares of Common Stock in the Rights Offering. In the unlikely event that, because of the rounding of fractional shares, this Rights Offering would have been subscribed in an amount in excess of 24,271,844 shares of Common Stock, all Holders’ shares issued in this Rights Offering will be reduced in an equitable manner. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering without interest or deduction.
Q:	Has our Board, the Financing Committee or the Company made a recommendation to our stockholders or warrantholders whether to exercise or let lapse their Rights in the Rights Offering?
A: No. Neither the Company, the Financing Committee nor our Board has, or will, make any recommendation to Holders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering. Holders who exercise Rights risk the loss of their investment.
Q:	Will the directors and executive officers participate in this Rights Offering?
A: To the extent they hold Common Stock as of the Record Date or Common Stock issuable upon exercise or conversion of Warrants, our directors and executive officers are entitled to participate in this Rights Offering on the same terms and conditions applicable to all Rights holders.
Q:	How do I exercise my Rights?
A: If you wish to participate in the Rights Offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the Subscription Agent using the method outlined in this prospectus; and
•	deliver a properly completed rights certificate (the “Rights Certificate”) to the Subscription Agent before 5:00 p.m., New York City time, on February 5, 2025, unless the expiration date is extended.
Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
If you cannot deliver your Rights Certificate to the Subscription Agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus under “The Rights Offering – Guaranteed Delivery Procedures” beginning on page 38 of this prospectus.
If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. If the payment exceeds the subscription price for the full exercise of your Rights (to the extent specified by you), the excess will be refunded to you. In the event that the Rights Offering is cancelled or terminated, all funds received from subscriptions by Holders will be returned. Interest will not be payable on any returned funds.
Q:	What should I do if I want to participate in the Rights Offering, but my shares are held in the name of my broker, dealer, or other nominee?
A: If you hold your shares of our Common Stock in “street name” through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf for the shares of Common Stock you wish to purchase.
If you wish to participate in the Rights Offering and purchase shares of Common Stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the Rights Offering. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
Q:	Will I be charged a sales commission or a fee by the Company if I exercise my Rights?
A: No. We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.
Q:	Are there any conditions to my right to exercise my Rights?
A: Yes. Your right to exercise your Rights is subject to the conditions described under “The Rights Offering — Conditions to the Rights Offering.”
Q:	May I participate in this Rights Offering if I sell my Common Stock after the Record Date?
A: The Record Date for this Rights Offering is January 13, 2025 as of 5:00 p.m., New York City time. If you own Common Stock as of the Record Date, you will receive Rights and may participate in the Rights Offering even if you subsequently sell your Common Stock.
Q:	How soon must I act to exercise my Rights?
A: The Rights may be exercised beginning on January 14, 2025 through 5:00 p.m., New York City time, on February 5, 2025, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering –
x

Procedures for DTC Participants.” If you elect to exercise any Rights, the Subscription Agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. We have the option of extending the expiration date of the subscription period in our sole discretion.
Q:	When will I receive my Rights Certificate?
A: As promptly as reasonably practicable after the date of this prospectus, the Subscription Agent will send a Rights Certificate to each registered Holder as of 5:00 p.m., New York City time, on the Record Date, based on our securities registry maintained at the transfer agent for our Common Stock and by our treasury department for the Warrants. If you hold your shares of Common Stock through a brokerage account, bank or other nominee, you will not receive an actual Rights Certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise Rights on your behalf.
Q:	May I sell, transfer or assign my Rights?
A: No. You may not transfer, sell or assign any of your Rights, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such Holder. For purposes of any such transfer by a closed-end fund, “affiliated” means each other funds that owns or controls directly or indirectly the holder and any fund that controls or is controlled by or is under common control with the holder. The Rights are non-transferable (other than pursuant to the foregoing exceptions) and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the Rights.
Q:	Will I be able to trade my Rights on the Nasdaq?
A: No.
Q:	Am I required to subscribe in the Rights Offering?
A: No.
Q:	Am I required to exercise any or all of the Rights I receive in the Rights Offering?
A: No. You may exercise any number of your Rights, or you may choose not to exercise any Rights. If you do not exercise any Rights, the number of shares of our Common Stock that you own will not change.
Q:	Is the Company requiring a minimum subscription to complete the Rights Offering?
A: No. We may choose to consummate, amend, extend or terminate the Rights Offering regardless of the number of shares of common stock actually subscribed for by stockholders.
Q:	Can the Financing Committee amend or extend the Rights Offering?
A: Yes. Our Financing Committee may amend the terms or conditions of the Rights or the Rights Offering or extend the subscription period of the Rights or the Rights Offering, subject to the terms and conditions of the PIPE Purchase Agreements.
Q:	Can the Financing Committee cancel or terminate the Rights Offering?
A: Yes, provided that the cancellation or termination of the Rights or the Rights Offering before the expiration of the Rights Offering would require the approval of the counterparties to the PIPE Purchase Agreements. If the Rights Offering is cancelled or terminated, we will issue a press release notifying Holders of the cancellation or termination, and any money received from subscribing Holders will be promptly returned, without interest or deduction.
Q:	Will my percentage ownership interest in the Company be diluted by the Rights Offering?
A: Your ownership interest will be diluted to the extent that you do not exercise your Rights or purchase your ratable portion of the shares of our Common Stock issued in the Rights Offering.

As a result of the Rights Offering, to the extent you do not exercise your Rights, you will lose any value represented by your unexercised Rights and the percentage that your original shares of Common Stock represent of our increased equity will be diluted.
See “Risk Factors — Risks Related to the Rights Offering — If you do not exercise your Rights in full, your percentage ownership and voting rights will experience enhanced dilution.”
Q:	If I exercise Rights in the Rights Offering, may I cancel or change my decision?
A: No. Unless our Financing Committee cancels or terminates the Rights Offering, all exercises of Rights are irrevocable. You should not exercise your Rights unless you are certain that you wish to purchase shares of Common Stock at a price of $1.03 per share. If you request and pay for more shares of Common Stock than are allocated to you after all adjustments have been effected, we will refund the overpayment, without interest or deduction. See “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”
Q:	How much money will the Company receive from the Rights Offering?
A: Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $23,639,500, after deducting estimated offering expenses incurred by us relating to the Rights Offering. Our expectation is to use the proceeds from the Rights Offering for working capital and general corporate purposes, including repayment of indebtedness, consistent with the Third M&T Credit Agreement Amendment (which requires that 50% of the proceeds of the Rights Offering be used to repay revolving credit loans outstanding under the M&T Credit Agreement) and our business plan. We intend to use the remaining proceeds for general corporate purposes, which may include business development activities, funding potential future cash needs or operating losses or funding working capital and capital expenditure needs.
For more information regarding the net proceeds to the Company in the Rights Offering, please refer to the section titled “Use of Proceeds.”
Q:	Are there risks in exercising my Rights?
A: Yes. The exercise of your Rights involves risks. Exercising your Rights means buying shares of our Common Stock, and should be considered as carefully as you would consider any other equity investment. We urge you to carefully read the section titled “Risk Factors” beginning on page 18 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your Rights.
Q:	How many shares of Common Stock will be outstanding immediately after the Rights Offering?
A: As of December 31, 2024, we had 109,817,776 shares of Common Stock issued and outstanding.
The number of shares of our Common Stock that will be outstanding after the Rights Offering will depend on the number of shares of Common Stock that are purchased in the Rights Offering. Assuming that all offered shares of Common Stock are sold in the Rights Offering at the subscription price, we will issue 24,271,844 shares of Common Stock. In that case, we will have approximately 144,584,151 shares of Common Stock outstanding after the Rights Offering, including, on a fully diluted basis, the pre-funded warrants for 300,357 shares of Common Stock and warrants issued to clients of CCM to purchase shares of our Common Stock at a current exercise price of $3.83 per share (the “CCM Warrants”) having been converted into 10,194,174 shares of Common Stock. In addition, if the closing of the Camping World Stock Sale occurs prior to the conclusion of the Rights Offering, we would have an additional 9,708,737 shares of Common Stock outstanding after the Rights Offering. This would represent an increase of approximately 40.5% in the number of outstanding shares of Common Stock as compared to immediately prior to the consummation of the Rights Offering.
The issuance of shares of our Common Stock in the Rights Offering will dilute, and thereby reduce, your proportionate ownership in our shares of Common Stock, unless you fully exercise your Basic Subscription

Rights. See “Risk Factors — Risks Related to the Rights Offering — If you do not exercise your Rights in full, your percentage ownership and voting rights will experience enhanced dilution.” In addition, the issuance of our Common Stock at a subscription price that is less than the market price as of the Record Date for the Rights Offering will likely reduce the price per share of our Common Stock held by you prior to the Rights Offering.
Q.	Is the Rights Offering similar to a forward stock split?
A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares held by a stockholder is increased in a forward stock split by giving each stockholder an additional number of shares of Common Stock per each share held. For example, a 5-for-1 forward stock split would give an additional four shares of Common Stock to each holder of record, such that each share held by the holder before the split would be five shares after the split. In contrast, no increase in shares held by any Holder will occur as a result of the Rights Offering; rather, each Holder of record as of the Record Date will be entitled to purchase 1.27 shares of Common Stock for each Right received. If every Holder of record subscribes for the full number of shares underlying their Rights, then the outstanding shares of the Company following the Rights Offering will look as if we completed a 2.27-for-1 forward stock split. However, depending on the number of shares subscribed for in the Rights Offering, our existing Holders may incur substantial dilution.
Q.	Is the Rights Offering similar to a reverse stock split?
A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares held by a stockholder is reduced in a reverse stock split. No reduction in shares held by any Holder will occur as a result of the Rights Offering.
Q:	Will this Rights Offering result in the Company “going private” for purposes of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)?
A: No. The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Capital Market following completion of the Rights Offering.
Q:	If the Rights Offering is not completed, will my subscription payment be refunded to me?
A: Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, we will promptly instruct the Subscription Agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the Subscription Agent will send the refund payment through DTC, which will allocate the funds to your bank or broker. Any funds returned will be returned without interest or deduction.
Q:	What should I do if I want to participate in the Rights Offering, but I am a stockholder with a foreign address?
A: If you are a Rights holder whose address is outside the United States, the Subscription Agent will not mail Rights Certificates to you, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. To exercise your Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on January 29, 2025, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the Subscription Agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights and any such determinations by us will be final and binding.
This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of Common Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all Rights even if we have shares of Common Stock available. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case Holders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.
Q:	What are the U.S. federal income tax considerations applicable to holders of receiving or exercising Rights?
A: Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right), we believe and intend to take the position that a holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the exchange or conversion of all Series A Preferred Stock prior to the Record Date) and should not be taxable with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Q:	To whom should I send my forms and payment?
A: If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the Rights Offering and provide you with the Rights Offering materials. You should send any required documents and payment, as provided therein to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the Rights Offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received your materials.
Subject to the above instructions applicable to a Rights holder whose address is outside the United States, if your shares are held in your name such that you are the record holder, then you should send your subscription documents, Rights Certificate and subscription payment, as provided herein, by first class mail or courier service to the Subscription Agent. The address for delivery to the Subscription Agent is as follows:

By Mail:	By Overnight Delivery:
Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the Subscription Agent receives your subscription documents, Rights Certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering period.
Q:	What should I do if I have other questions?
A: If you have questions or need assistance, please contact the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
For a more complete description of the Rights Offering, see “The Rights Offering” included elsewhere in this prospectus.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this Rights Offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of the Company and this Rights Offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 18, and our most recent consolidated financial statements and related notes.
Overview
We have operated recreational vehicle (“RV”) dealerships that offer new and pre-owned RVs and sell related parts and accessories since 1976. We became a publicly traded company March 15, 2018 following a business combination with Andina Acquisition Corp. II. We arrange financing and extended service contracts for vehicle sales through third-party financing sources and extended warranty providers.
Our Business
We operate RV dealerships and offer a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. We generate revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV repair and services, financing and insurance products, third-party protection plans, and after-market parts and accessories.
We operate 23 dealerships in 14 states, although we expect to sell seven dealerships and reduce the number of our states of operation to nine (see “Recent Developments” below). Based on industry research and management’s estimates, we believe we operate the world’s largest RV dealership, measured in terms of on-site inventory, located on approximately 126 acres outside Tampa, Florida.
Lazydays offers one of the largest selections of leading RV brands in the nation, featuring more than 4,250 new and pre-owned RVs. We have more than 400 service bays, and each location has an RV parts and accessories store. We employ approximately 1,300 people at our 23 dealership locations. Our locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. We believe our locations are strategically located and, based on information collected by us from reports prepared by Statistical Surveys, account for a significant portion of new RV units sold on an annual basis in the U.S. Our dealerships attract customers from all states, except Hawaii.
We attract new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once we acquire customers, those customers become part of our customer database where we use customer relationship management tools and analytics to actively engage, market and sell our products and services.
Our principal executive offices are located at 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.
Leveraging Our Scale and Cost Structure to Create Operational Efficiencies
We seek to leverage our scale to improve operating margins. We have centralized many administrative functions to drive efficiencies and streamline store-level operations. The reduction of administrative functions at our stores allows our local teams to focus on customer-facing opportunities to increase revenues and gross profit. Our stores also receive supply chain management support, ensuring optimal levels of new and used RV inventory; and finance and insurance product and training support to provide a full array of offerings to our customers.

Recent Developments
Waller Real Estate Purchase Agreements
On October 10, 2024, we entered into a Real Estate Purchase Agreement with McGhee RV Properties, LP, a Texas limited partnership, as purchaser (the “Waller Dealership Purchase Agreement”), which provides for the sale of certain land and improvements of the previously closed Waller, Texas dealership for proceeds of $8.0 million. The sale contemplated by the Waller Dealership Purchaser Agreement closed on December 19, 2024. We used the net proceeds of the sale to repay a portion of our mortgage loan from Coliseum Holdings I, LLC (the “CCM Mortgage Lender”) that was secured by the property, as required by the mortgage loan agreement. Additionally, on December 3, 2024, we entered into a Purchase and Sale Agreement with NewQuest Equity, L.C., a Texas limited liability company, as purchaser (the “Waller Land Purchase Agreement”), which provides for the sale of certain land near the previously closed Waller, Texas dealership for proceeds of $4.3 million, subject to its terms and conditions. If this sale closes, we intend to use the net proceeds therefrom to repay a portion of our mortgage loan from the CCM Mortgage Lender that is secured by this property, as required by the terms of the mortgage loan agreement.
Purchase Agreements with Camping World
On November 15, 2024, certain of our indirect subsidiaries (“Sellers”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among Sellers, the Company, as Guarantor, and certain subsidiaries of Camping World Holdings, Inc. (collectively, “Camping World”), pursuant to which Sellers agreed to sell all of the assets (the “Purchased Assets”) contributing to the operation of Sellers’ recreational vehicle sales and service business operated out of Sellers’ facilities in Elkhart, Indiana, Surprise, Arizona, Murfreesboro, Tennessee, Sturtevant, Wisconsin, Council Bluffs, Iowa, Portland, Oregon, and Woodland, Washington (the “Business”) to Camping World (the “Asset Sale”) for approximately $7 million (plus further cash for RV inventory and service work in process at closing), subject to certain adjustments and the terms and conditions set forth therein.
The Asset Purchase Agreement contains customary representations, warranties and covenants related to the Business and the Asset Sale. Between the date of the Asset Purchase Agreement and the final closing of the Asset Sale, Asset Sellers have agreed to operate the Business in the ordinary course of business and to certain other operating covenants with respect to the Business as set forth in the Asset Purchase Agreement. The Asset Sale may have staggered closings, with each facility being sold at different times when requisite closing conditions have been satisfied.
Under the Asset Purchase Agreement, CWGS Ventures, LLC, an affiliate of Camping World (the “CW Investor”), provided the Company a $10 million nonrefundable deposit in exchange for the Company’s obligation to issue 9,708,737 shares (the “APA Shares”) of its common stock, par value $0.0001 (the “Common Stock”), to the CW Investor upon final closing of the transactions contemplated by the Asset Purchase Agreement. Such number of shares equals $10 million divided by $1.03, which was the Minimum Price as defined in Nasdaq Rule 5635(d).
The Asset Purchase Agreement also provides for a 30-day inspection period for Camping World to inspect the assets and gives Camping World the right to terminate the agreement if certain material items are discovered. In addition, the Asset Purchase Agreement may be terminated prior to the final closing of the Asset Sale (i) by mutual written consent of the parties, (ii) by the non-breaching party upon certain uncured material breaches of the Asset Purchase Agreement by the other party, (iii) by either Asset Sellers or Camping World in the case of certain governmental actions prohibiting the Transaction, (iv) by either Asset Sellers or Camping World in the event that the Real Estate Purchase Agreement (as defined below) terminates in accordance with its terms, or (v) by either Asset Sellers or Camping World if any of the conditions to the closing of the Asset Sale are not satisfied on or before March 31, 2025.
Also on November 15, 2024, certain other indirect subsidiaries of the Company (collectively, “Real Estate Seller”), entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and together with the Asset Purchase Agreement, the “CW Purchase Agreements”), with certain subsidiaries of Camping World Holding, Inc. (collectively, “Real Estate Buyer”). Pursuant to the Real Estate Purchase Agreement, Real Estate Buyer has agreed to purchase certain of the Real Estate Seller’s properties located in Elkhart, Indiana, Surprise, Arizona and Murfreesboro, Tennessee (the “Properties”) for approximately $48.5 million in cash, subject to certain adjustments and the terms and conditions set forth therein. The purchase and sale of the

Properties is subject to a 30-day inspection period for the Real Estate Purchaser to perform inspections of the Properties and gives the Real Estate Purchaser the right to terminate the agreement if certain material items are discovered.
The Real Estate Purchase Agreement will terminate automatically in the event that the Asset Purchase Agreement is terminated in accordance with its terms.
Pursuant to the CW Purchase Agreements, the Company will use a portion of the proceeds of the transactions contemplated by the CW Purchase Agreements for the repayment of any indebtedness secured by the Purchased Assets and the Properties.
The foregoing descriptions of the CW Purchase Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 2.1 and 2.2, respectively, to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
PIPE Purchase Agreements
Also November 15, 2024, the Company entered into the following Securities Purchase Agreements: (i) a Securities Purchase Agreement (the “Alta PIPE Purchase Agreement”) with Alta Fundamental Advisers Master LP (“Alta Fundamental”), Star V Partners LLC (“Star V”) and Blackwell Partners LLC – Series A (“Blackwell” together with Alta Fundamental and Star V, the “Alta PIPE Purchasers”), each an advisory client of Alta Fundamental Advisers LLC, for the sale and issuance of 3,474,757 shares of Common Stock to Alta Fundamental at a price per share of $1.03, 2,363,592 shares of Common Stock to Star V at a price per share of $1.03, and 8,724,757 shares of Common Stock to Blackwell at a price per share of $1.03 and (ii) a Securities Purchase Agreement (the “CCM PIPE Purchase Agreement” and together with the Alta PIPE Purchase Agreement, the “PIPE Purchase Agreements”) with Coliseum Capital Partners, L.P. (“CCP”) and Blackwell (Blackwell together with CCP, the “CCM PIPE Purchasers” and together with the Alta PIPE Purchasers, the “PIPE Investors”) each an advisory client of Coliseum Capital Management, LLC, for the sale and issuance of 10,922,330 shares of Common Stock to CCP and 3,640,776 shares of Common Stock to Blackwell, in each case, at a price per share of $1.03 (the shares to be issued under the PIPE Purchase Agreements, the “PIPE Shares”). The closing of the issuance of the PIPE Shares occurred on November 15, 2024. The purchase price for the PIPE Shares was the Minimum Price as defined in Nasdaq Rule 5635(d).
Pursuant to the PIPE Purchase Agreements, the Company has agreed to file with the Securities and Exchange Commission a registration statement related to the Rights Offering.
The Company received gross proceeds of $30 million for the sale of the PIPE Shares pursuant to the PIPE Purchase Agreements. The Company intends to use the net proceeds from the sale of the PIPE Shares for working capital and general corporate purposes, including repayment of indebtedness.
The foregoing descriptions of the PIPE Purchase Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Registration Rights Agreement
In connection with the issuance of the PIPE Shares, on November 15, 2024, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Alta PIPE Purchasers. Pursuant to the Registration Rights Agreement, on December 16, 2024, the Company filed a registration statement, as may be amended, covering the resale of the PIPE Shares issued to the Alta PIPE Purchasers for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Rights Agreement also provides that the Company will bear the expenses relating to such registration and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act, the Exchange Act, or state securities laws.

Under the Asset Purchase Agreement, the Company has agreed to enter into a registration rights agreement with Camping World on substantially the same terms as the Registration Rights Agreement when the APA Shares are issued.
The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of such agreement, the form of which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed on November 18, 2024, and is incorporated herein in its entirety by reference.
Preferred Stock Exchange Agreements
On November 15, 2024, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with the holders (the “Preferred Holders”) of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). Pursuant to the Exchange Agreements, the Preferred Holders agreed to exchange 600,000 shares of Series A Preferred Stock for 66,488,948 shares of Common Stock (the “Exchange Shares”) in consideration for the termination of the rights associated with the Series A Preferred Stock and the resulting loss of the liquidation preference of the Series A Preferred Stock of approximately $68.5 million, at a value of $1.03 per share of Common Stock received in the exchange. On November 15, 2024, 150,000 shares of Series A Preferred Stock and 16,622,238 Exchange Shares were exchanged and issued, respectively.
On December 26, 2024, the Company filed an amendment to its Certificate of Incorporation to increase the authorized number of shares of Common Stock necessary to accommodate the exchange of the full amount of the Series A Preferred Stock to Common Stock (the “Charter Amendment”). Following the filing of the Charter Amendment and pursuant to the terms and conditions of the Exchange Agreements, the balance of the Preferred Stock (approximately 450,000 shares of Preferred Stock) was exchanged and the balance of the Exchange Shares (49,866,710 shares of Common Stock) was issued to the Preferred Holders (the “Second Exchange”). Upon the closing of the Second Exchange, no shares of Series A Preferred Stock were issued and outstanding.
The Exchange Agreements contain customary representations and warranties and covenants for a transaction of this type.
The foregoing descriptions of the Exchange Agreements are qualified in their entirety by reference to the full text of such agreements, the form of which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed on November 18, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Waiver and Third M&T Credit Agreement Amendment
On November 15, 2024, the Company entered into a Limited Waiver and Third Amendment to the Second Amended and Restated Credit Agreement and Consent (the “Third M&T Credit Agreement Amendment”), with Manufacturers and Traders Trust Company (“M&T”), as Administrative Agent, and the lenders party to the Company’s syndicated, senior secured credit agreement (the “M&T Credit Agreement”) with M&T. The M&T Credit Agreement provides us with a floor plan credit facility (the “Floor Plan Credit Facility”) and a revolving credit facility (the “Revolving Credit Facility”).
The Third M&T Credit Agreement Amendment grants the Company waivers of specified defaults and events of default that occurred under the M&T Credit Agreement, including events of default resulting from:
•	its inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024;
•	its inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024;
•	its inability to comply with the minimum current ratio financial covenant for the fiscal quarters ended June 30, 2024 and September 30, 2024;
•	the filing of certain mechanic’s, materialmen’s, construction or similar liens against certain of the Company’s real property, relating to its failure to pay for certain improvements made thereto; and

•	certain cross-defaults under the Company’s term loan agreement with the CCM Mortgage Lender, as lender and the Company’s mortgages with First Horizon Bank relating to the foregoing.
Under the Third M&T Credit Agreement Amendment, the lenders’ aggregate commitment under the Floorplan Facility decreased from $400 million to (a) $325 million, from the date of the Third M&T Credit Agreement Amendment through the date (the “Asset Sale Outside Date”) that is 60 days after the final closing of the asset sales under the CW Purchase Agreements described above (the “Camping World Asset Sales”), and (b) $295 million, thereafter through the maturity date, provided that until the Asset Sale Outside Date, the Company may borrow up to an additional $10 million in floor plan loans (the “Floor Plan Overlimit Loans”), subject to the satisfaction of certain conditions. To the extent the Company borrows Floor Plan Overlimit Loans, the Company agreed to pay the lenders a per annum fee equal to 2.00% of the average daily aggregate principal amount thereof.
The Third M&T Credit Agreement Amendment eliminates testing of the total net leverage ratio, current ratio and minimum EBITDA financial covenants until the fiscal quarter ending March 31, 2026, and the Third M&T Credit Agreement Amendment eliminates testing of the fixed charge coverage ratio financial covenant until the fiscal quarter ending September 30, 2026. The Third M&T Credit Agreement Amendment also changes the required performance targets for compliance with all of the Company’s financial covenants.
The Company also agreed in the Third M&T Credit Agreement Amendment, among other changes:
•	to permanently eliminate its ability to borrow new loans or swingline loans or to request issuance of letters of credit under the Revolving Credit Facility;
•	to make certain mandatory repayments on the Revolving Credit Facility, including the following:
○	on the date of the Third M&T Credit Agreement Amendment, in the amount of $10 million;
○	beginning with the fiscal quarter ending March 31, 2025 and on the last day of each quarter thereafter, in the amount of $2.5 million each quarter;
○	on the date that is two business days after completion of this Rights Offering, in the amount of 50% of the proceeds thereof; and
○
repayments from time to time in an amount equal to 100% of the net proceeds (less certain costs, fees and expenses and after repayment of any indebtedness required to be repaid in connection therewith) received from any sale or refinancing of the Company’s real estate, excluding real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas;

•
to deliver to the Administrative Agent second-lien mortgages, which will secure the Company’s remaining obligations under the Revolving Credit Facility, on all of the Company’s real property that is currently mortgaged to the CCM Mortgage Lender, except for real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas;

•
until March 31, 2025, to continue engaging CR3 Partners as the Company’s financial advisor, and to continue engaging CR3 Partners (or an employee thereof) as the Company’s interim chief financial officer until a permanent chief financial officer reasonably acceptable to the Administrative Agent is selected and approved by the Company’s board of directors (which occurred on January 6, 2025);

•	to additional restrictions on investments, indebtedness, dividends and other restricted payments, transactions with affiliates and acquisitions; and
•	to replace the leverage-based pricing grid from the M&T Credit Agreement with a fixed margin over SOFR or the Base Rate (as applicable), described further below.
After giving effect to the Third M&T Credit Agreement Amendment, the Floor Plan Credit Facility bears interest at (a) one-month term SOFR or daily SOFR plus 2.55% or (b) the Base Rate plus 1.55%, and the Revolving Credit Facility bears interest at (x) one-month term SOFR or daily SOFR plus an applicable margin of 3.40% or (y) the Base Rate plus a margin of 2.40%. After giving effect to the Third M&T Credit Agreement Amendment and the repayment of a portion of the principal amount thereof described above, the outstanding balance of the Revolving Credit Facility was $31.0 million.

Under the terms of the Third M&T Credit Agreement Amendment, if the Company fails to consummate all of the Camping World Asset Sales on or before March 31, 2025, or if it terminates the CW Purchase Agreements before consummation of those sales, it will constitute an event of default under the M&T Credit Agreement.
The foregoing description of the Third M&T Credit Agreement Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which was filed as Exhibit 10.5, to our Current Report on Form 8-K filed on November 18, 2024, and is incorporated herein in its entirety by reference.
Charter Amendment
Immediately before the filing of the Charter Amendment, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorized the issuance of a maximum of 100,000,000 shares of Common Stock. As of November 11, 2024, there were 14,190,663 shares of Common Stock outstanding. The consummation of the transactions contemplated by the PIPE Purchase Agreements, the Asset Purchase Agreement and the Exchange Agreements have or will result in the issuance of 105,323,897 shares of Common Stock, and a maximum of 24,271,844 shares of Common Stock may be issued in the Rights Offering. In addition, the Company must maintain a number of authorized but unissued shares of Common Stock to reserve for the total number for which its outstanding warrants to purchase Common Stock are exercisable and the total number of shares of Common Stock issuable in connection with equity awards. In order to accommodate these issuances and share reserve requirements, and allow for other future issuances as approved by the Company’s board of directors (and, if required, the Company’s stockholders), stockholders holding a majority of the voting power of the Company’s stockholders approved and adopted the Charter Amendment on November 15, 2024, which is an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000. On December 26, 2024, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.
The foregoing description of the Charter Amendment is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed on December 30, 2024, and is incorporated herein in its entirety by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The Company has prepared the accompanying unaudited pro forma condensed consolidated financial statements (“Pro Forma Information”) in accordance with Article 11 of Regulation S-X. The Pro Forma Information has been derived from the Company's historical consolidated financial statements and reflects certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at this time. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 is presented as if the transactions contemplated by (i) the Waller Dealership Purchase Agreement, the Waller Land Purchase Agreement and the CW Purchase Agreements (collectively, the “Sales Agreements”), (ii) the PIPE Purchase Agreements and (iii) the Exchange Agreements (collectively, the “Pro Forma Transactions”) had occurred on September 30, 2024. The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 are presented as if the Pro Forma Transactions had occurred on January 1, 2023. The Pro Forma Information reflects adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position as of September 30, 2024 and results of operations for the nine months ended September 30, 2024 and year ended December 31, 2023. The Pro Forma Information is provided for informational purposes only and is not intended to represent what the Company's financial position or results of operations would have been had the Pro Forma Transactions occurred on September 30, 2024 for the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2023, the beginning of the earliest period presented, for the unaudited pro forma consolidated statements of income, nor is it indicative of its future financial position or results of operations. The Pro Forma Information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(Amounts in thousands except for share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$13,536	$17,559	(a)	$18,171	(i)	$—		$49,266
Receivables, net of allowance	23,642	—		—		—		23,642
Inventories	310,671	(87,165)	(b)	—		—		223,506
Income tax receivable	7,254	—		—		—		7,254
Prepaid expenses and other	3,467	(129)	(b)	—		—		3,338
Total current assets	358,570	(69,735)		18,171		—		307,006
Property and equipment, net	273,733	(95,301)	(b)	—		—		178,432
Operating lease assets	25,571	(22,173)	(b)	—		—		3,398
Intangible assets, net	74,442	(16,096)	(b)	—		—		58,346
Other assets	3,630	(7)	(b)	—		—		3,623
Total assets	$735,946	$(203,312)		$18,171		$—		$550,805
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,543	$(2,860)	(c)	$—		$—		$10,683
Accrued expenses and other current liabilities	35,755	—		—		—		35,755
Floor plan notes payable, net of debt discount	316,551	(89,026)	(d)	—		—		227,525
Financing liability, current portion	2,548	(29)	(b)	—		—		2,519
Revolving line of credit, current portion	17,500	—		(10,000)	(i)	—		7,500
Long-term debt, current portion, net of debt discount	736	(397)	(d)	—		—		339
Related party debt, current portion	426	—		—		—		426
Operating lease liability, current portion	4,959	(1,401)	(b)	—		—		3,558
Total current liabilities	392,018	(93,713)		(10,000)		—		288,305
Long term liabilities:
Financing liability, non-current portion, net of debt discount	90,540	(13,451)	(b)	—		—		77,089
Revolving line of credit, non-current portion	23,500	—		—		—		23,500
Long term debt, non-current portion, net of debt discount	27,590	(15,209)	(d)	—		—		12,381
Related party debt, non-current portion, net of debt discount	43,152	(39,000)	(e)	—		—		4,152
Operating lease liability, non-current portion	21,256	(9,806)	(b)	—		—		11,450
Deferred income tax liability	1,256	—		—		—		1,256
Warrant liabilities	5,706	—		—		—		5,706
Total liabilities	605,018	(171,179)		(10,000)		—		423,839
Commitments and contingencies
Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding; liquidation preference of $60,000	62,363	—		—		(62,363)	(j)	—
Stockholders’ Equity
Preferred stock	—	—		—		—		—
Common stock	—	1	(f)	3	(i)	6	(j)	10
Additional paid-in capital	163,406	9,999	(f)	29,997	(i)	62,357	(j)	265,759
Treasury stock	(57,128)	—		—		—		(57,128)
Retained deficit	(37,713)	(42,133)	(g)(h)(m)	(1,829)	(i)	—		(81,675)
Total stockholders’ equity	68,565	(32,133)		28,171		62,363		126,966
Total liabilities and stockholders’ equity	$735,946	$(203,312)		$18,171		$—		$550,805

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(Amounts in thousands except for share and per share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
Revenues
New vehicle retail	$418,315	$(100,860)	(k)	$—		$—		$317,455
Pre-owned vehicle retail	200,661	(41,419)	(k)	—		—		159,242
Vehicle wholesale	11,318	(1,861)	(k)	—		—		9,457
Finance and insurance	50,703	(11,344)	(k)	—		—		39,359
Service, body and parts, other	41,748	(8,853)	(k)	—		—		32,895
Total revenues	722,745	(164,337)		—		—		558,408
Cost applicable to revenues
New vehicle	388,225	(94,566)	(k)	—		—		293,659
Pre-owned vehicle	168,865	(34,940)	(k)	—		—		133,925
Vehicle wholesale	14,021	(2,758)	(k)	—		—		11,263
Finance and insurance	1,881	(409)	(k)	—		—		1,472
Service, body and parts, other	19,179	(3,945)	(k)	—		—		15,234
LIFO	91	(26)	(k)	—		—		65
Total cost applicable to revenues	592,262	(136,644)		—		—		455,618
Gross profit	130,483	(27,693)		—		—		102,790
Depreciation and amortization	15,587	(662)	(k)	—		—		14,925
Selling, general, and administrative expenses	146,698	(33,417)	(k)	—		—		113,281
Net loss from operations	(31,802)	6,386		—		—		(25,416)
Other income (expense):
Floor plan interest expense	(19,745)	5,485	(k)	—		—		(14,260)
Other interest expense	(15,924)	5,859	(k)(l)	—		—		(10,065)
Change in fair value of warrant liabilities	(799)	—		—		—		(799)
Gain (loss) on sale of property and equipment	1,044	—		—		—		1,044
Total other expense, net	(35,424)	11,344		—		—		(24,080)
(Loss) income before income taxes	(67,226)	17,730		—		—		(49,496)
Income tax benefit (expense)	(16,640)	(3,839)	(m)	—		—		(20,479)
Net (loss) income	$(83,866)	$13,891		$—		$—		$(69,975)
Dividends on Series A Convertible Preferred Stock	(6,174)	—		—		6,174	(j)	—
Net (loss) income and comprehensive (loss) attributable to common stock and participating securities	$(90,040)	$13,891		$—		$6,174		$(69,975)

Earnings per Share:
Basic	$(6.24)							$(0.58)
Diluted	$(6.24)							$(0.58)
Weighted average shares outstanding:
Basic	14,418,692	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,742,589
Diluted	14,418,692	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,742,589

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Amounts in thousands except for share and per share data)

	Historical Results	Sales Agreements Pro Forma Adjustments		PIPE Purchase Agreements Pro Forma Adjustments		Preferred Stock Conversion Pro Forma Adjustments		Pro Forma
Revenues
New vehicle retail	$631,748	$(150,491)	(k)	$—		$—		$481,257
Pre-owned vehicle retail	323,258	(64,468)	(k)	—		—		258,790
Vehicle wholesale	8,006	(1,115)	(k)	—		—		6,891
Finance and insurance	62,139	(13,696)	(k)	—		—		48,443
Service, body and parts, other	57,596	(13,080)	(k)	—		—		44,516
Total revenues	1,082,747	(242,850)		—		—		839,897
Cost applicable to revenues
New vehicle	552,311	(130,930)	(k)	—		—		421,381
Pre-owned vehicle	259,494	(51,138)	(k)	—		—		208,356
Vehicle wholesale	8,178	(1,103)	(k)	—		—		7,075
Finance and insurance	2,547	(602)	(k)	—		—		1,945
Service, body and parts, other	27,723	(6,222)	(k)	—		—		21,501
LIFO	3,752	(859)	(k)	—		—		2,893
Total cost applicable to revenues	854,005	(190,854)		—		—		663,151
Gross profit	228,742	(51,996)		—		—		176,746
Depreciation and amortization	18,512	(738)	(k)	—		—		17,774
Selling, general, and administrative expenses	198,962	(39,331)	(h)(k)	1,829	(i)	—		161,460
Goodwill impairment	117,970	—		—		—		117,970
Net loss from operations	(106,702)	(11,927)		(1,829)		—		(120,458)
Other income (expense):
Floor plan interest expense	(24,820)	6,256	(k)	—		—		(18,564)
Other interest expense	(10,062)	905	(k)(l)	—		—		(9,157)
Change in fair value of warrant liabilities	856	—		—		—		856
Loss on sale of businesses and assets	—	(39,358)	(g)	—		—		(39,358)
Total other expense, net	(34,026)	(32,197)		—		—		(66,223)
(Loss) income before income taxes	(140,728)	(44,124)		(1,829)		—		(186,681)
Income tax benefit (expense)	30,462	9,553	(m)	396	(m)	—		40,411
Net (loss) income	$(110,266)	$(34,571)		$(1,433)		$—		$(146,270)
Dividends on Series A Convertible Preferred Stock	(4,800)	—		—		4,800	(j)	—
Net (loss) income and comprehensive (loss) attributable to common stock and participating securities	$(115,066)	$(34,571)		$(1,433)		$4,800		$(146,270)

Earnings per Share:
Basic	$(8.41)							$(1.23)
Diluted	$(8.45)							$(1.23)
Weighted average shares outstanding:
Basic	13,689,001	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,012,898
Diluted	13,689,001	9,708,737	(f)	29,126,212	(i)	66,488,948	(j)	119,012,898

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:
(a)	The pro forma impact on cash and cash equivalents is as follows (in thousands):

Cash Proceeds from sale of the Businesses and assets	$156,826
Cash Proceeds from sale of APA Shares	10,000
Less: Payment on M&T Floor Plan	(89,026)
Less: Payment on Mortgage Facilities	(15,606)
Less: Payment on construction liens	(2,860)
Less: Payment on term loan with Coliseum Holdings I, LLC	(39,000)
Less: Payment of estimated transaction costs	(2,775)
Net Cash Proceeds	$17,559

(b)	Adjustments reflect the elimination of assets and liabilities of the Businesses.
(c)	Adjustment includes the mandatory payment of construction liens of $2.9 million as a result of the sale of the Businesses and assets.
(d)	Adjustment includes the mandatory repayment of $89.0 million and $15.6 million of M&T Floor Plan debt and Mortgage Facilities debt, respectively, as a result of the sale of the Businesses and assets.
(e)	Adjustment includes the mandatory repayment of $39.0 million on the term loan with Coliseum Holdings I, LLC from proceeds received from the sale of the Businesses and assets.
(f)
Adjustment reflects a $10.0 million nonrefundable deposit in exchange for the Company’s obligation to issue 9,708,737 shares (the “APA Shares”) of its common stock, par value $0.0001 (the “Common Stock”), to the CW Investor upon final closing of the transactions contemplated by the Asset Purchase Agreement.

(g)
Adjustment reflects the estimated loss on disposal. The actual net loss on the disposition will be recorded in the Company’s financial statements at the time of closing and may differ from the current estimate.

(h)
Adjustment reflects the incremental non-recurring transaction costs of $2.8 million expected to be incurred by the Company that have not been recognized in the historical financial statements. These costs consist of financial advisors and legal costs. The adjustment is recorded in the earliest period presented.

(i)
Adjustment reflects gross proceeds of $30.0 million for the sale of 29,126,212 shares of Common Stock pursuant to the PIPE Purchase Agreements, net of the mandatory repayment of $10.0 million on the revolving credit facility and estimated transaction costs. The pro forma impact on cash and cash equivalents is as follows (in thousands):

Cash Proceeds from sale of Common Stock	$30,000
Less: Payment on revolving line of credit	(10,000)
Less: Payment of estimated transaction costs	(1,829)
Net Cash Proceeds	$18,171

(j)
Adjustment reflects the exchange of 600,000 shares of Preferred Stock for 66,488,948 shares of Common Stock (the “Exchange Shares”) in consideration for the termination of the rights associated with the Preferred Stock, dividend rights and the resulting loss of the liquidation preference of the Preferred Stock of approximately $68.5 million, at a value of $1.03 per share of Common Stock received in the exchange.

(k)	Adjustments reflect the elimination of revenue, cost of revenue, expenses and taxes which are specific to the operations of the Businesses.
(l)
Adjustment reflects a reduction to interest expense as a result of the mandatory repayment of $39.0 million on the term loan with Coliseum Holdings I, LLC from proceeds received from the sale of the Businesses and assets.

(m)
Reflects the estimated income tax impact of the adjustments at the statutory income tax rate during the periods presented. As the Company has recognized a valuation allowance on deferred tax assets as of September 30, 2024, the income tax benefit that results from the estimated loss on disposal and transaction costs has been similarly adjusted with a valuation allowance.

THE OFFERING
Rights
We will distribute to holders of record of our Common Stock and holders of our Warrants (in the case of the Warrants, on an as-converted basis), excluding the PIPE Investors and affiliates thereof who have waived their respective rights to such distribution, as of 5:00 p.m., New York City time, on January 13, 2025, at no charge, one non-transferable Right to purchase 1.27 shares of Common Stock (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right) at a subscription price of $1.03 per whole share. You will receive one Right for every share of Common Stock held or issuable upon exercise or conversion of Warrants held as of the Record Date.
Basic Subscription Right
Each Right includes a Basic Subscription Right that will allow Holders to purchase 1.27 shares of our Common Stock at a subscription price of $1.03 per whole share.
Rights may only be exercised in whole numbers. After aggregating all of the shares subscribed for by a particular Holder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock that would otherwise be issued upon the exercise of the Rights by that Holder will be rounded down to the nearest whole number of shares for purposes of determining the number of shares of our Common Stock for which you may subscribe and may be issued upon the exercise of your Rights, with such adjustments as may be necessary to ensure that we offer a maximum of 24,271,844 shares of Common Stock in the Rights Offering.
Over-Subscription Right
Each Rights holder who elects to exercise the Basic Subscription Right in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the Over-Subscription Right requests, the available shares will be allocated pro rata, after rounding down any fractional shares that would otherwise be issued to the nearest whole number of shares, among Rights holders who exercised their Over-Subscription Right based on the number of shares each Rights holder subscribed for under the Basic Subscription Right. The Subscription Agent will return any excess payments, without interest or deduction, promptly after the expiration of the Rights Offering. Only Record Date Holders who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
Conditions to the Rights Offering
Your right to exercise your Rights is subject to the conditions described under “The Rights Offering – Conditions to the Rights Offering.” The Financing Committee has authority to approve any additional amendments or modifications of the terms or conditions of the Rights or the Rights Offering, subject to the terms and conditions of the PIPE Purchase Agreements.
Subscription Price
$1.03 per share.
Record Date
January 13, 2025 as of 5:00 p.m., New York City time.
Expiration Date
The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 5, 2025, unless extended by us, in our sole discretion. Any Rights not exercised at or before that time will expire without any payment to the holders of those unexercised Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.”
Waiver of Right to Receive Distribution of
Rights
Pursuant to the PIPE Purchase Agreements, the PIPE Investors and their respective affiliates have irrevocably waived their respective rights to receive the distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date. Prior to the closing of this Rights Offering, (i) the CCM PIPE Purchasers and their affiliates, including through investment funds and clients CCM manages, are the beneficial owners of approximately 72.2% of our Common Stock and (ii) the Alta Purchasers and their affiliates are the beneficial owners of approximately 13.3% of our Common Stock. See “Prospectus Summary—Recent Developments.”
Non-Transferability of Rights
The Rights may not be sold, transferred, assigned or given away to anyone, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on any stock exchange or market.
Extension, cancellation, and amendment
We may extend the period for exercising your Rights in our sole discretion. We may cancel or terminate the Rights or the Rights Offering on or before the expiration of the Rights Offering, provided that the cancellation or termination of the Rights or the Rights Offering before the expiration of the Rights Offering would require the approval of the counterparties to the PIPE Purchase Agreements. In the event that the Rights Offering is cancelled or terminated, all funds received from subscriptions by Holders will be returned. Interest will not be payable on any returned funds. We also reserve the right, by action of the Financing Committee, to amend the terms and conditions of the Rights or the Rights Offering or to otherwise modify the terms or conditions of the Rights or the Rights Offering, subject to the terms and conditions of the PIPE Purchase Agreements.
Procedure for Exercising Rights by
U.S. Holders
If you are the record holder of shares of our Common Stock or Warrants, to exercise your Rights you must complete the Rights Certificate and deliver it to the Subscription Agent together with full payment for all the Rights you elect to exercise. The Subscription Agent must receive the proper forms and payments on or before 5:00 p.m. New York City time on the expiration date of the Rights Offering. You may deliver the documents by first class mail, express mail, courier or other expedited service and payments by wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a United States bank payable to the Subscription Agent. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.
Once you have exercised the Basic Subscription Right and, if elected, the Over-Subscription Right, your exercise may not be revoked. You should not exercise your Rights unless you are certain that you wish to purchase Common Stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”
If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Rights to the Subscription Agent on or before the time your Rights expire, you may exercise your Rights by exercising a Notice of Guaranteed Delivery (as described herein). See “The Rights Offering — Guaranteed Delivery Procedures.”
Rights not exercised prior to the expiration of the Rights Offering will lose their value.
How Rights Holders Can Exercise Rights Through Others
Please note that if you hold your securities in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.” If you are a beneficial owner of shares of our Common Stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus titled “The Rights Offering — Beneficial Owners.”
How Non-U.S. Holders Can Exercise Rights
The Subscription Agent will not mail Rights Certificates to you if you are a Holder whose address is outside the United States, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. If you are a Holder whose address is outside the United States, to exercise your Rights, you must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on January 29, 2025, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the Subscription Agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights and any such determinations by us will be final and binding.
No Revocation
All exercises of Rights are irrevocable. No exercise may be revoked or changed and no refunds will be paid. A Holder should not exercise its Rights unless certain that the Holder wants to purchase shares of our Common Stock in the Rights Offering at the subscription price set forth herein.
Material U.S. Federal Income Tax Consequences
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this Rights Offering by holders of Warrants), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock and should not be treated as a taxable distribution with respect to such holder’s Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2024. Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Issuance of Our Common Stock
Unless the Rights and Rights Offering are terminated, we will issue shares purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a Holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.
Payment Adjustments
Any payment that is insufficient to purchase the number of shares of our Common Stock requested, or if the number of shares of Common Stock requested is not specified in the Rights Certificate, the Subscription Agent will have the right to reject and return your subscription for correction. The Subscription Agent will return any excess funds without interest or a deduction where the payment exceeds the amount necessary for the full exercise, including any Over-Subscription Right exercised.
No Board or Financing Committee Recommendation to Rights Holders
Neither the Company, the Financing Committee nor our Board has, or will, make any recommendation to Holders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering. Please see the section of this prospectus titled “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock.
Nasdaq Symbol for Our Common Stock
Our Common Stock is listed on Nasdaq under the symbol “GORV.” On January 10, 2025, the last trading day before the date of this prospectus, the closing price of our Common Stock on Nasdaq was $0.87 per share.
Use of Proceeds
Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $23,639,500, after deducting $1,360,500 of estimated offering expenses incurred by us relating to the Rights Offering. Our expectation is to use the proceeds from the Rights Offering for working capital and general corporate purposes, including repayment of indebtedness, consistent with the Third  M&T Credit Agreement Amendment (which requires that 50% of the proceeds of the Rights Offering be used to repay revolving credit loans outstanding under the M&T Credit Agreement) and our business plan. See “Use of Proceeds.”
Subscription Agent
Broadridge Corporate Issuer Solutions, LLC
Information Agent
Broadridge Corporate Issuer Solutions, LLC
Risk Factors
Exercising the Rights and investing in our Common Stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 18 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and all other information included or incorporated by reference in the prospectus and this prospectus in its entirety before you decide whether to exercise your Rights.
Important Dates to Remember
Set forth below are certain important dates for this Rights Offering, which are generally subject to extension:
Record Date: 5:00 p.m., New York City time, on January 13, 2025.
Deadline for Delivery of Notice of Guaranteed Delivery: 5:00 p.m., New York City time, on February 5, 2025.
Deadline for Delivery of Rights, Rights Certificates, and payment: 5:00 p.m., New York City time, on February 5, 2025.
Expiration Date: 5:00 p.m., New York City time, on February 5, 2025.
Anticipated Delivery of Shares Purchased in Rights Offering, Unless Extended or Terminated: on or before February 12, 2025.
Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
For additional information concerning the Rights and our Common Stock, see “The Rights Offering” and “Description of Our Capital Stock” below.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision.
Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our Common Stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Rights Offering
The subscription price determined for this Rights Offering is not an indication of our value.
The subscription price was established by our Financing Committee based on several considerations including the historical and current trading prices of our Common Stock, our need for liquidity, taking into account our strategic plans and capital and other financing alternatives reasonably available to us. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Common Stock to be offered in the Rights Offering. The market price of our Common Stock may decline during or after the Rights Offering, including below the applicable subscription price. After the date of this prospectus, our Common Stock may trade at prices above or below the subscription price, and you may not be able to sell shares of our Common Stock purchased in the Rights Offering at a price equal to or greater than the price you paid, or at all.
There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.
We currently expect that the Rights will expire if they are not exercised at 5:00 p.m., New York City time, on February 5, 2025, which we may extend in our sole discretion. As a result, there may be material developments regarding us during such period. Because all exercises of Rights are irrevocable, you should therefore consider carefully whether you wish to delay any exercise of your Rights until after our issuance of those results since we cannot provide any assurance currently with respect to their content.
The Rights Offering may cause the price of our Common Stock to decrease.
The market price of our Common Stock may decrease upon the consummation of the Rights Offering as a result of the issuance of up to an additional 24,271,844 shares of our Common Stock. Further, if a substantial number of Rights are exercised and the holders of the shares acquired in the Rights Offering choose to sell some or all of such shares of Common Stock, the resulting sales could depress the market price of our Common Stock. As a result, the trading price of our Common Stock after the Rights Offering may be below the current trading price, and there can be no assurances that it is not below the price at which shares are offered for sale in the Rights Offering.
There is no guarantee that by the time the Rights Offering is completed, if at all, and the shares you purchase, if any, are delivered to you, the market price of our Common Stock will be above the subscription price. Further, because the exercise of your Rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered.
There is no guarantee that the subscription price will be lower than the market price of our Common Stock at the time that the Rights Offering is completed, if at all, and the shares that you receive in the Rights Offering, if any, are delivered. Further, because the exercise of your Rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered to you. Accordingly, the subscription price may be above the prevailing market price by the time that the shares of Common Stock are purchased and delivered. This may be due, among other things, to sales by other purchasers of shares in the Rights Offering given the substantial number of shares of our Common Stock being offered in the Rights Offering.
If you exercise your Rights in the Rights Offering and the market price of the Common Stock falls below the subscription price, then you will have committed to buy Common Stock in the Rights Offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of Common Stock that you received in the Rights Offering at a price equal to or greater than the subscription price. Until shares are issued to the record holder upon expiration of the Rights Offering, you may not be able to sell the shares of our Common Stock that you receive in the Rights Offering.
We expect to issue shares of our Common Stock purchased in the Rights Offering as soon as practicable after expiration of the Rights Offering. We will not pay interest on funds delivered to the Subscription Agent pursuant to the exercise of Rights.
If the Rights Offering is consummated in full and you do not exercise your Rights in full, your percentage ownership and voting rights will experience enhanced dilution.
If you choose not to exercise your Rights, you will retain your current number of shares of our Common Stock. If other Holders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our Common Stock owned by these other Holders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.
Pursuant to the PIPE Purchase Agreements, the PIPE Investors and their affiliates have irrevocably waived their respective right to receive the distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date. Prior to the closing of this Rights Offering, (i) the CCM PIPE Purchasers and their affiliates, including through investment funds and clients CCM manages, are the beneficial owners of approximately 72.2% of our Common Stock and (ii) the Alta Purchasers and their affiliates are the beneficial owners of approximately 13.3% of our Common Stock. See “Prospectus Summary—Recent Developments.”
We may decide not to continue with the Rights or the Rights Offering or to terminate the Rights Offering and return your subscription payments without interest.
We may decide not to continue with the Rights or the Rights Offering or to terminate the Rights Offering at any time, provided that the cancellation or termination of the Rights or the Rights Offering before the expiration of the Rights Offering would require the approval of the counterparties to the PIPE Purchase Agreements. We currently have no intention to terminate the Rights and the Rights Offering but reserve the right to do so. If we elect to cancel or terminate the Rights Offering, we will not have any obligation with respect to the Rights except to return, without interest, any subscription payments the Subscription Agent received from you.
The Rights are not transferable, and there is no market for the Rights.
You may not sell, transfer, assign or give away your Rights, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. Because the Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Rights. You must exercise the Rights to realize any potential value from your Rights.
You may not be able to resell any shares of our Common Stock that you receive pursuant to the exercise of Rights immediately upon expiration of the Rights Offering period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise Rights, you may not be able to resell the common stock that you receive in the Rights Offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, and after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued. In addition, following the exercise of your Rights, you may not be able to sell your Common Stock at a price equal to or greater than the subscription price.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the Rights Offering, we cannot assure you of the amount of proceeds that we will receive from the Rights Offering.
No minimum subscription is required for consummation of the Rights Offering. It is also possible that no Over-Subscription Rights will be exercised in connection with the Rights Offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. Therefore, if you exercise all or any portion of your Rights, but other Holders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our Common Stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
If you do not act promptly and follow the subscription instructions, your attempt to exercise Rights may be rejected.
Holders who desire to purchase shares of our Common Stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before 5:00 p.m., New York City time, on February 5, 2025, the expiration date of the Rights Offering, unless extended by us, in our sole discretion. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”
We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration date of the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
Pursuant to the PIPE Purchase Agreements, the PIPE Investors and their affiliates have irrevocably waived their respective right to receive the distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date. Prior to the closing of this Rights Offering, (i) the CCM PIPE Purchasers and their affiliates, including through investment funds and clients CCM manages, are the beneficial owners of approximately 72.2% of our Common Stock and (ii) the Alta Purchasers and their affiliates are the beneficial owners of approximately 13.3% of our Common Stock. See “Prospectus Summary—Recent Developments.”
By participating in the Rights Offering and executing a Rights Certificate, you are making binding and enforceable representations to the Company.
By signing the Rights Certificate and exercising its Rights, each Holder agrees, solely with respect to such Holder’s exercise of Rights in the Rights Offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of Rights, and securities issued pursuant to an exercise of Rights, if any of the agreements, representations or warranties of a subscriber in the Rights Certificate are false. In addition, we may decide not to continue with the Rights Offering or to terminate the Rights or the Rights Offering at any time, provided that the cancellation or termination of the Rights or the Rights Offering before the expiration of the Rights Offering would require the approval of the counterparties to the PIPE Purchase Agreements. We currently have no intention to terminate the Rights Offering but reserve the right to do so. If we elect to cancel or terminate the Rights and the Rights Offering, we will not have any obligation with respect to the Rights except to return, without interest, any subscription payments the Subscription Agent received from you.
If you exercise the Over-Subscription Right, you may not receive all of the Common Stock for which you subscribe.
Exercise of the Over-Subscription Right will only be honored if and to the extent that the Basic Subscription Rights have not been exercised in full. If sufficient shares of Common Stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Common Stock available to be purchased pursuant to the Over-Subscription Right, we will allocate the available shares of Common Stock proportionately among Holders who exercised their Over-Subscription Right based on the number of shares of Common Stock each Holder subscribed for under such Holder’s basic subscription rights. As a result, you may not receive any or all of the shares of Common Stock for which you exercise your Over-Subscription Right. Only Holders of Common Stock and Warrants on the Record Date who exercise in full all Rights issued to them are entitled to exercise the Over-Subscription Right.
As soon as practicable after 5:00 p.m., New York City time, on February 5, 2025, the Subscription Agent will determine the number of shares of Common Stock that you may purchase, if any, pursuant to the Over-Subscription Right. If you have properly exercised your Over-Subscription Right, we will issue the shares of Common Stock purchased in the Rights Offering to the record holder as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares of Common Stock than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the Over-Subscription Right, custodian banks, brokers, dealers and other nominee holders of Rights who act on behalf of beneficial owners will be required to certify to us and to the Subscription Agent as to the aggregate number of subscription Rights exercised, and the number of shares of Common Stock requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.
You will not receive interest on subscription funds, including any funds ultimately returned to you.
You will not earn any interest on your subscription funds while they are being held by the Subscription Agent pending the closing of this Rights Offering. In addition, if we cancel or terminate the Rights or the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Rights except to return, without interest, any subscription payments to you.
We will have broad discretion in the use of the net proceeds from this Rights Offering, which may include uses you do not agree with.
Assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $23,639,500, after deducting $1,360,500 of estimated offering expenses incurred by us relating to the Rights Offering. We currently intend to use the net proceeds from this Rights Offering, after deducting our offering expenses for working capital and general corporate purposes, including repayment of indebtedness, consistent with the Third M&T Credit Agreement Amendment (which requires that 50% of the proceeds of the Rights Offering be used to repay revolving credit loans outstanding under the M&T Credit Agreement) and our business plan. For a more detailed discussion, see “Use of Proceeds.” Although we plan to use the net proceeds from this Rights Offering as described, we have not designated the amount of net proceeds from this Rights Offering to be used for any specific purpose. We will have broad discretion in the use of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this Rights Offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Common Stock.
In administering the Rights Offering, we will be relying on statements, representations and other information provided to us by third parties.
In administering the exercising of Rights and the pro rating of Over-Subscription Rights in the Rights Offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of Rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the Subscription Agent’s ability to administer this Rights Offering in accordance with the terms and conditions described in this prospectus. We also have the right to void and cancel (and treat as if never exercised) any exercise of Rights, and securities issued pursuant to an exercise of Rights, if any of the agreements, representations or warranties of a subscriber in the Rights Certificate are false.
The receipt of Rights may be treated as a taxable distribution to you.
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this Rights Offering by holders of Warrants), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the exchange or conversion of all Series A Preferred Stock prior to the Record Date) and should not be treated as a taxable distribution with respect to such holder’s Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2024. Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

USE OF PROCEEDS
Although we cannot determine what the actual net proceeds from the sale of Common Stock in the Rights Offering will be until the Rights Offering is completed, assuming the Rights Offering is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $23,639,500, after deducting $1,360,500 of estimated offering expenses incurred by us relating to the Rights Offering.
We expect to use the net proceeds from the Rights Offering for general corporate and operational purposes, including repayment of indebtedness, consistent with the Third M&T Credit Agreement Amendment and our business plan.
Our debt facilities currently consist of:
•
a syndicated, senior secured floorplan credit facility and revolving credit facility, evidenced by a Second Amended and Restated Credit Agreement (as amended from time to time, the “M&T Credit Agreement”) with Manufacturers and Traders Trust Company, as administrative agent (in such capacity, “M&T”), which is secured by a first-priority lien on substantially all of our personal property;

•
a real estate-backed term loan, evidenced by a Loan Agreement (as amended from time to time, the “CCM Loan Agreement”) with Coliseum Holdings I, LLC (the “CCM Mortgage Lender”), a client of CCM, as lender, which is secured by all of our owned real estate except our owned real estate that is mortgaged pursuant to the First Horizon Mortgages described below; and

•
two term loan agreements with First Horizon Bank, which are secured by certain owned real estate of ours that is located in Murfreesboro, Tennessee and Knoxville, Tennessee (together, the “First Horizon Mortgages”).

Under the Third M&T Credit Agreement Amendment, on the date that is two business days after completion of the Rights Offering, the Company has agreed to make a mandatory repayment on the revolving credit facility in the amount of 50% of the proceeds from this offering.
The expected use of the net proceeds from this Rights Offering represents our intentions based upon our current plans and business conditions and numerous factors, which could change as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this Rights Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Rights Offering.
Pending the use of the proceeds from this Rights Offering, we may invest the net proceeds in a variety of capital preservation instruments, which may include all or a combination of short-term and long-term interest-bearing instruments. We cannot predict whether the proceeds invested will yield a favorable return.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2024 on:
•	an actual basis;
•
a pro forma basis, to give effect to the issuance of 105,323,897 shares of Common Stock pursuant to the PIPE Purchase Agreements, the Asset Purchase Agreement and the Exchange Agreements, which are not covered by the Registration Statement of which this prospectus forms a part, after deducting estimated expenses payable by us; and

•
a pro forma, as adjusted basis, to give effect to the issuance and sale of 24,271,844 shares of Common Stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses.

The pro forma information set forth below is illustrative only and will be adjusted based on the number of shares actually sold. You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	As of September 30, 2024 (Unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
	(Dollars in thousands)
Cash	$13,536	$49,266	$72,906
Total current assets	358,570	307,006	330,646
Total liabilities	605,018	423,839	423,839
Series A convertible preferred stock; 600,000 shares, designated, issued, and outstanding; liquidation preference of $60,000	62,363	—	—
Stockholders’ Equity
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized	—	—	—
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 17,596,298 shares issued and 14,184,076 shares outstanding	—	10	12
Additional paid-in capital	163,406	265,759	289,399
Treasury Stock, at cost, 3,412,222 shares	(57,128)	(57,128)	(57,128)
Retained deficit	(37,713)	(81,675)	(81,675)
Total stockholders’ equity	$68,565	$126,966	$150,608
Total Capitalization	$653,471	$482,397	$506,039

The number of shares of our Common Stock to be outstanding after this Rights Offering reflected in the table above is based on 14,184,076 shares of Common Stock outstanding as of September 30, 2024 on a pro forma basis.

DILUTION
Purchasers of our Common Stock in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our Common Stock. Our historical net tangible book value as of September 30, 2024, was $(5,877,000), or $(0.41) per share of our Common Stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our Common Stock in the Rights Offering and the net tangible book value per share of our Common Stock immediately after the Rights Offering. Our pro forma net tangible book value as of September 30, 2024 was $19,123,000, or $0.50 per share, based on the total number of shares of our Common Stock outstanding as of September 30, 2024, assuming we close the Rights Offering and after giving effect to the issuance and sale of 24,271,844 shares of Common Stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses of approximately $1,360,500.
The following table illustrates the per-share dilution on a pro forma basis, on the assumptions and after giving effect to the adjustments described above.

Subscription price	$23,639,500
Net tangible book value per share as of September 30, 2024	$(0.41)
Pro forma net tangible book value per share as of September 30, 2024	0.46
Increase in pro forma net tangible book value per share	0.88
Dilution in net tangible book value per share to stockholders participating in this offering	—

We intend to close the Rights Offering on or before February 12, 2025 (within five business days after the expiration date of the Rights Offering on February 5, 2025), unless our Financing Committee elects to extend or terminate the Rights or the Rights Offering, subject to the terms and conditions of the PIPE Purchase Agreements. The estimated net proceeds we will receive from the Rights Offering, after the payment of $1,360,500 of estimated expenses of the Rights Offering, will be $23,639,500, on a pro forma basis.
The information above is as of September 30, 2024 and excludes the following:
•	66,488,948 shares of Common Stock issuable upon the exchange of 600,000 shares of Series A Preferred Stock pursuant to the Exchange Agreements;
•	29,126,212 shares of Common Stock issuable pursuant to the PIPE Purchase Agreements; and
•	9,708,737 shares of Common Stock issuable pursuant to the Asset Purchase Agreement.
To the extent that outstanding options are exercised or restricted stock units vest and are settled, the investors purchasing our Common Stock in this Rights Offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of securities, the issuance of those securities could result in further dilution to our stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
Market Information
Our Common Stock is listed on the Nasdaq Capital Market tier of Nasdaq under the ticker symbol “GORV.”
Holders of Record
As of December 31, 2024, we had 65 holders of record of our Common Stock. The actual number of beneficial owners is greater than this number of record holders and includes beneficial owners whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include beneficial owners whose Common Stock may be held in trust or by other entities.
Dividends
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility.

THE RIGHTS OFFERING
The Rights
We will distribute to Holders of record of our Common Stock and Holders of our Warrants (in the case of the Warrants, as though such Warrants are exercised in full and on an as-converted basis), as of 5:00 p.m., New York City time, on January 13, 2025 (other than the PIPE Investors (as defined below) and affiliates thereof who have waived their respective rights to receive such distribution), at no charge, one non-transferable Right to purchase 1.27 shares of Common Stock (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right) at a subscription price of $1.03 per whole share. You will receive one Right for every share of Common Stock held by you or issuable upon exercise or conversion of Warrants held by you as of the Record Date.
The Rights will be evidenced by Rights Certificates. Each Right will allow you to purchase 1.27 shares of our Common Stock (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right) at a subscription price of $1.03 per whole share. If you elect to exercise your Basic Subscription Right in full, you may also subscribe, at the subscription price, for additional shares of our Common Stock under your Over-Subscription Right, if there are enough shares available, and subject to certain limitations set forth in this prospectus. The Rights will not be listed for trading on any securities exchange or trading system. The shares of Common Stock issued upon the exercise of the Rights will be transferable following their issuance.
Reasons for the Rights Offering
The market for recreational vehicles (“RVs”) is cyclical and is influenced by general economic conditions as well as more particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability. Between the peaks and valleys of the market cycles, annual unit shipments fluctuate significantly, with unit shipments for the RV industry over a market cycle often doubling or tripling from valley to peak. Over approximately the last four decades, full market cycles have had duration of approximately 15 years.
Companies in the industry are challenged over the market cycle to manage inventories and costs to address often unpredictable changes in demand. Gradual adjustments in market conditions can be more effectively managed when compared to abrupt and dramatic changes since RV retailing cost models are heavily influenced by inventory carrying costs and SG&A, which are difficult to adjust in short timeframes.
Starting in the third quarter of 2022, as interest rates rose and consumer confidence softened, the RV retail industry began experiencing a pronounced drop in demand, resulting in:
•	More intense competitive pressures as RV retailers pursue fewer RV buyers resulting in lower gross profits;
•	Excessive levels of inventory and model year changes creating unit obsolescence and associated discounting;
•	Longer inventory holding periods and curtailment payment obligations;
•	Lower trade-in ratios as recently purchased units lose relative market value; and
•	Reductions in non-trade in used unit purchases and resales as customers retain their existing units.
Further, market participants experienced inflationary pressures on product and overhead costs.
In addition to facing these industry-wide challenges, we faced additional challenges to our cash position based on our capital investment strategy, including:
•
Basing part of our geographic expansion strategy on “greenfield” new dealership builds, which consume capital both for construction and to fund operating losses while the sites reach full production over a 2–3-year period;

•	Investing significant capital in our existing facilities to make them fit for purpose and scale and to ensure they provide our customers a peerless experience; and
•	Implementing a strategy focused on investing capital in owning rather than leasing our dealership locations.

Beyond stressors related to our capital investment strategy, we also experienced higher than expected operating losses because some of our dealership locations underperformed financial and market share expectations.
On August 7, 2023, our Board of Directors (the “Board”) formed a Financing Committee of the Board (the “Financing Committee”), composed solely of independent directors, and appointed Robert DeVincenzi, James J. Fredlake and Jordan Gnat to serve as the members of the Financing Committee. The Financing Committee was originally formed by the Board to explore and review potential financing transactions for the purpose of funding growth.
The Company has a syndicated, senior secured floorplan credit facility and revolving credit facility, evidenced by the M&T Credit Agreement with M&T, which is secured by a first-priority lien on substantially all of our personal property. The Company is subject to numerous operating covenants under the terms of the M&T Credit Agreement.
In light of the dynamics facing the Company and the need for additional liquidity to support Company operations in the final quarter of 2023, the Board reformed the Financing Committee on December 22, 2023 and appointed Robert DeVincenzi, James J. Fredlake, and Susan Scarola, all independent directors, as members. The Board empowered the Financing Committee to oversee the analysis, negotiation and execution of a financing subject to certain parameters established by the Board. Between December 22, 2023 and December 29, 2023, the Financing Committee met periodically with members of Company management and advisors to consider various financing alternatives and terms. At the direction of the Financing Committee, the Company negotiated a $35 million real estate-backed term loan, evidenced by the CCM Loan Agreement with the CCM Mortgage Lender, a client of CCM, as lender, which was, prior to the effectiveness of the CCM Loan Agreement First Amendment (as defined below), secured by all of our owned real estate except our owned real estate that is mortgaged pursuant to the First Horizon Mortgages and except for our owned real property located in Fort Pierce, Florida. Following negotiations, the CCM Loan Agreement and related transactions were unanimously authorized by the Financing Committee. The parties then entered into the CCM Loan Agreement and the transactions contemplated thereby were consummated on December 29, 2023.
Our debt facilities have since consisted of:
•	the M&T Credit Agreement;
•	the CCM Loan Agreement; and
•	the First Horizon Mortgages.
Due to the factors described above and the decline in our operational performance to levels below prior expectations, this year it became necessary for us to pursue a series of amendments to, and to obtain waivers of defaults (or future events that were anticipated to be defaults) under, the M&T Credit Agreement and the CCM Loan Agreement. In addition, we determined that we needed to raise additional capital to support our balance sheet and provide additional working capital for our operations. Consistent with its mandate, the Financing Committee explored various financing alternatives throughout the first half of 2024.
By the beginning of March 2024, the Company faced potential non-compliance with its covenants under the M&T Credit Agreement. With authorization from the Board upon the recommendation of the Financing Committee, on March 8, 2024, we entered into the First Amendment to Second Amended and Restated Credit Agreement and Consent (the “First M&T Credit Agreement Amendment”) with M&T and the lenders party to the M&T Credit Agreement (the “M&T Lenders”) to obtain waivers of and modifications to certain covenants under the M&T Credit Agreement. Among other changes, the First M&T Credit Agreement Amendment eliminated testing of the total net leverage ratio and the fixed charge coverage ratio financial covenants until the fiscal quarter ending September 30, 2024 and reduced the required minimum current ratio financial covenant until the fiscal quarter ending June 30, 2024. Additionally, the first amendment created new financial covenants for minimum consolidated EBITDA and minimum liquidity. The first amendment also restricted our ability to make certain investments, dispositions and restricted payments, and it added a new pricing tier to the leveraged-based pricing grid for the M&T Credit Agreement, with pricing 35 basis points higher than the highest tier immediately prior to the first amendment.

Following the signing of the First M&T Credit Agreement Amendment, the Financing Committee continued to hold periodic meetings and pursue financing alternatives. However, the Company continued to face similar headwinds, and as of March 31, 2024, we were not in compliance with all of our covenants under the M&T Credit Agreement, as amended and waived earlier that month, as we did not meet our minimum trailing twelve-month minimum EBITDA requirement.
To address the Company’s continued non-compliance with its covenants under the M&T Credit Agreement, on May 14, 2024 the Company negotiated and entered into, at the direction of the Financing Committee, the Second Amendment to Second Amended and Restated Credit Agreement and Consent (the “Second M&T Credit Agreement Amendment”) with M&T and the M&T Lenders. The Second M&T Credit Agreement Amendment reduced the M&T Lenders’ aggregate floor plan commitment under the M&T Credit Agreement from $525 million to $480 million and further amended the definition of the applicable margin to provide that, until the company achieved a total net leverage ratio for the fiscal quarter ending June 30, 2025 that was less than 3.00 to 1.00 (such period, the “Ratio Adjustment Period”), pricing would further increase by 15 basis points higher than the highest tier that was in effect under the First M&T Credit Agreement Amendment. The Second M&T Credit Agreement Amendment also provided that, during the Ratio Adjustment Period, the company would no longer be permitted to borrow revolving loans under the M&T Credit Agreement. Under the Second M&T Credit Agreement Amendment, testing of the total net leverage and fixed charge coverage ratio financial covenants were eliminated until the fiscal quarter ending March 31, 2025, and the minimum amounts for the current ratio financial covenant were reduced until the fiscal quarter ending March 31, 2025. The Second M&T Credit Agreement Amendment also made certain adjustments to the minimum consolidated EBITDA and minimum liquidity financial covenants. We agreed in the Second M&T Credit Agreement Amendment to further restrictions on investments and dispositions, and we agreed to certain additional restrictions on transactions with affiliates.
In addition, as a condition to entering into the Second M&T Credit Agreement Amendment, M&T required that the Company pay down $10.0 million on the revolving credit facility by December 31, 2024, and the Company concluded it would need to raise additional financing to make those payments. The Company, by and under the direction of the Financing Committee, sought out potential financing alternatives to aid the Company in making the payments required by M&T, and the Financing Committee held periodic meetings with members of Company management and advisors. After the Company failed to secure any actionable financing alternatives by mid-May 2024, we proposed amending the CCM Loan Agreement to provide an additional $15.0 million in debt financing under the CCM Loan Agreement. Following negotiations with CCM undertaken at the direction of the Financing Committee, the Financing Committee recommended, and the Board of Directors unanimously approved, such amendment to the CCM Loan Agreement upon such recommendation of the Financing Committee. Christopher S. Shackelton, a director designated by the holders of a majority in voting power of the outstanding shares of Series A Preferred Stock at the time who is also the co-founder and managing partner of CCM, did not participate in the approval process for amending the CCM Loan Agreement.
On May 15, 2024 we entered into a First Amendment to Loan Agreement (the “CCM Loan Agreement First Amendment”), with the CCM Mortgage Lender, which provided for an additional $15.0 million mortgage loan secured by our owned real property that is located in Fort Pierce, Florida in addition to the other remaining real estate properties backing the CCM Loan Agreement. In connection with the CCM Loan Agreement First Amendment, and as a condition to the CCM Mortgage Lender providing the additional financing thereunder, we also issued to Coliseum Capital Partners, L.P. (“CCP”) and Blackwell Partners LLC – Series A (“Blackwell”), each an advisory client of CCM and owner of CCM Mortgage Lender, warrants to purchase 2,000,000 shares of Common Stock at a price of $5.25 per share, subject to certain adjustments (the “CCM Warrants”). Those warrants may be exercised at any time on or after May 15, 2024 and until May 15, 2034.
In June 2024, we entered into a new engagement agreement with our investment banker, Stifel, Nicolaus & Company, Incorporated, including its business division, Miller Buckfire & Co. (collectively, “Miller Buckfire”), to advise the Company in connection with a review of strategic alternatives, including to raise additional sources of capital. In advance of launching a formal financing process on August 1, 2024, Miller Buckfire prepared a financing offering memorandum and populated a detailed virtual data room for use in soliciting interest from investors. Through November 2024, Miller Buckfire has run a targeted, yet comprehensive, financing process, contacting 39 parties, comprised of 4 strategic investors and 35 financial parties. These parties include investors identified by Miller Buckfire, investors identified by the Company and CCM as well as investors that expressed interest following the Company’s August 2024 announcement that it engaged Miller Buckfire to raise incremental capital. 15 of these parties executed confidentiality agreements, received the financing offering memorandum and access to the Company’s virtual data room and were offered meetings with management. Throughout the process, Miller Buckfire expressed to prospective investors that the Company was willing and open to evaluate all financing structures, provided such financing structure would alleviate the Company’s liquidity needs and be acceptable to existing parties. None of the parties other than those involved in the transactions described herein expressed any written indication of interest or letter of intent regarding a potential transaction.
Throughout the months that followed the Company’s entry into the Second M&T Credit Agreement Amendment and the CCM Loan Agreement First Amendment, and the Company’s receipt of the additional financing pursuant to the CCM Loan Agreement First Amendment, the Company continued to face headwinds and challenges with the satisfaction of its debt covenants under the M&T Credit Agreement along with substantial liquidity challenges. During this period, the Financing Committee and Company representatives continued to seek out various financing alternatives, and the Financing Committee continued to hold periodic meetings with members of Company management and advisors.
In the months that followed our entry into the Second M&T Credit Agreement Amendment and the CCM Loan Agreement First Amendment, we entered into a series of limited waiver agreements in July, August, and September 2024 (collectively, the “M&T Limited Waiver Agreements”) with M&T and the M&T Lenders. The M&T Limited Waiver Agreements provided a temporary waiver of defaults resulting from, among other things:
•	our inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024;
•	our inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024;
•	our inability to comply with the minimum current ratio financial covenant for our fiscal quarters ended June 30, 2024 and September 30, 2024; and
•	the filing of certain mechanic’s, materialman’s, construction or similar liens against certain of our real property, relating to our failure to pay for certain improvements made thereto.
Under the M&T Limited Waiver Agreements, we decreased the M&T Lenders’ aggregate floor plan commitment under the M&T Credit Agreement from $480 million to $400 million and agreed to a temporary limit on the outstanding floor plan loans of $380 million. We also agreed, among other terms, to repay the revolving credit facility by an additional $1.0 million; to provide M&T and the M&T Lenders with an increased level of financial reporting; to engage CR3 Partners as our financial advisor; to cause an employee of CR3 Partners to be appointed as our interim Chief Financial Officer until a permanent Chief Financial Officer reasonably acceptable to M&T was selected and approved by our board of directors; to attempt to raise new capital and to engage an investment banker to assist us in connection with doing so; to a new average daily liquidity financial covenant, which was tested weekly; to restrictions on transactions, including investments and dispositions, outside of the ordinary course of business; and to refrain from declaring dividends or making other restricted payments.
In September 2024, our former Chief Executive Officer, John North, and our former Chief Financial Officer, Kelly Porter, resigned. Our Board then appointed Ronald K. Fleming, a former Senior Vice President of Operations of the Company, as our Interim Chief Executive Officer; promoted Amber Dillard as our Chief Operating Officer; and appointed Jeff Huddleston, a partner at CR3 Partners, as our Interim Chief Financial Officer.
On September 27, 2024, and with the approval and at the direction of the Financing Committee, we entered into a Limited Waiver of Defaults with the CCM Mortgage Lender (the “CCM Loan Agreement Waiver”), pursuant to which the CCM Mortgage Lender waived certain defaults relating to the filing of certain mechanic’s, materialman’s, construction or similar-type liens filed or to be filed against the real property mortgaged to the CCM Mortgage Lender, provided that such liens are discharged of record (by payment, bonding or otherwise) by certain deadlines.
With assistance of Miller Buckfire, acting at the direction of the Financing Committee, the Company pursued alternative sources of financings and concluded that the following capital-raising transactions are most likely to achieve the Company’s objectives on the terms and on a timeline that is in the best interests the Company and of our stockholders. The below transactions were negotiated at the direction of the Financing Committee and were considered by the Financing Committee over the course of various meetings held in the weeks preceding its recommendation of such transactions, following which the Financing Committee recommended, and the Board unanimously approved, the following transactions:
•	Third M&T Credit Agreement Amendment. On November 15, 2024, the Company entered into the Third M&T Credit Agreement Amendment, with M&T and the M&T Lenders.
○
The Third M&T Credit Agreement Amendment grants the Company waivers of specified defaults and events of default that occurred under the M&T Credit Agreement, including events of default resulting from: (a) its inability to comply with the minimum EBITDA financial covenant with respect to June, July, August, September and October 2024; (b) its inability to comply with the minimum liquidity financial covenant for July, August, September and October 2024; (c) its inability to comply with the minimum current ratio financial covenant for the fiscal quarters ended June 30, 2024 and September 30, 2024; (d) the filing of certain mechanic’s, materialmen’s, construction or similar liens against certain of the Company’s real property, relating to its failure to pay for certain improvements made thereto; and (e) certain cross-defaults under the CCM Loan Agreement and the First Horizon Mortgages relating to the foregoing.

○
Under the Third M&T Credit Agreement Amendment, the lenders’ aggregate commitment under the floorplan facility decreased from $400 million to (a) $325 million, from the date of the Third M&T Credit Agreement Amendment through the date (the “Asset Sale Outside Date”) that is 60 days after the final closing of the Camping World Asset Sales, and (b) $295 million, thereafter through the maturity date, provided that until the Asset Sale Outside Date, the Company may borrow up to an additional $10 million in floor plan loans (the “Floor Plan Overlimit Loans”), subject to the satisfaction of certain conditions. To the extent the Company borrows Floor Plan Overlimit Loans, the Company agreed to pay the lenders a per annum fee equal to 2.00% of the average daily aggregate principal amount thereof.

○
The Third M&T Credit Agreement Amendment eliminates testing of the total net leverage ratio, current ratio and minimum EBITDA financial covenants until the fiscal quarter ending March 31, 2026, and the Third M&T Credit Agreement Amendment eliminates testing of the fixed charge coverage ratio financial covenant until the fiscal quarter ending September 30, 2026. The Third M&T Credit Agreement Amendment also changes the required performance targets for compliance with all of the Company’s financial covenants. The minimum liquidity financial covenant now requires the Company to maintain liquidity, as of the end of each calendar month, of not less than $7.5 million.

○
The Company also agreed in the Third M&T Credit Agreement Amendment, among other changes: (a) to permanently eliminate its ability to borrow new loans or swingline loans or to request issuance of letters of credit under the revolving credit facility; (b) to make certain mandatory repayments on the revolving credit facility (including on the date of the Third M&T Credit Agreement Amendment, in the amount of $10 million; beginning with the fiscal quarter ending March 31, 2025 and on the last day of each quarter thereafter, in the amount of $2.5 million each quarter; on the date that is two business days after completion of this Rights Offering, in the amount of 50% of the proceeds thereof; and repayments from time to time in an amount equal to 100% of the net proceeds (less certain costs, fees and expenses and after repayment of any indebtedness required to be repaid in connection therewith) received from any sale or refinancing of the Company’s real estate, excluding real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas); (c) to deliver to M&T second-lien mortgages, which will secure the Company’s remaining obligations under the revolving credit facility, on all of the Company’s real property that is currently mortgaged to the CCM Mortgage Lender, except for real property to be sold in the Camping World Asset Sales and certain real property located in Waller, Texas; (d) until March 31, 2025, to continue engaging CR3 Partners as the Company’s financial advisor, and to continue engaging CR3 Partners (or an employee thereof) as the Company’s interim chief financial officer until a permanent chief financial officer reasonably acceptable to M&T is selected and approved by the Company’s board of directors (which occurred on January 6, 2025); (e) to additional restrictions on investments, indebtedness, dividends and other restricted payments, transactions with affiliates and acquisitions; and (f) to replace the leverage-based pricing grid from the M&T Credit Agreement with a fixed margin over SOFR or the Base Rate (as applicable), described further below.
○
After giving effect to the Third M&T Credit Agreement Amendment, the floor plan credit facility bears interest at (a) one-month term SOFR or daily SOFR plus 2.55% or (b) the Base Rate plus 1.55%, and the revolving credit facility bears interest at (x) one-month term SOFR or daily SOFR plus an applicable margin of 3.40% or (y) the Base Rate plus a margin of 2.40%. After giving effect to the Third M&T Credit Agreement Amendment and the repayment of a portion of the principal amount thereof described above, the outstanding balance of the revolving credit facility was $31.0 million.

○
Under the terms of the Third M&T Credit Agreement Amendment, if the Company fails to consummate all of the Camping World Asset Sales on or before March 31, 2025, or if it terminates the governing purchase agreements before consummation of those sales, it will constitute an event of default under the M&T Credit Agreement.

•
$30 million PIPE. Also on November 15, 2024, the Company entered into Securities Purchase Agreements with each of Blackwell, Alta Fundamental Advisers Master LP, and Star V Partners LLC, as advisory clients of Alta Fundamental Advisers LLC (“Alta”, and such clients, the “Alta PIPE Purchasers”), and CCP and Blackwell, as advisory clients of CCM (the “CCM PIPE Purchasers”, and collectively with the Alta PIPE Purchasers, the “PIPE Investors”), for the sale and issuance of an aggregate of 29,126,212 shares of Common Stock at a price per share of $1.03 (the “PIPE Price”), which was equal to the Minimum Price as defined in Nasdaq Stock Market Rule 5635(d), in transactions exempt from registration under the Securities Act of 1933, as amended (the “PIPE”). The proceeds will be used for general corporate and operational purposes, including repayment of indebtedness.

•
Asset and stock sale. Also on November 15, 2024, the Company and certain of its affiliates entered into an Asset Purchase Agreement and a Real Estate Purchase Agreement for the (i) sale to certain affiliates of Camping World Holdings, Inc. (“Camping World”) of dealership assets and (where owned by an affiliate of the Company) real estate at the Company’s Council Bluffs, Iowa, Elkhart, Indiana, Sturtevant, Wisconsin, Murfreesboro, Tennessee, Portland, Oregon, Surprise, Arizona, and Woodland, Washington locations (the “Camping World Asset Sales”), and (ii) the sale and issuance to CWGS Ventures, LLC (collectively with the CCM PIPE Purchasers and the Alta PIPE Purchasers, the “Excluded Rights Offering Parties”), an affiliate of Camping World, of 9,708,737 shares of Common Stock at a price per share equal to the PIPE Price, effective upon the closing of the final sale of assets under the Camping World Asset Sales (the “Camping World Stock Sale”).

•
Preferred exchanges. Also on November 15, 2024, as a condition of Camping World’s affiliates entering into the Asset Purchase Agreement and Real Estate Purchase Agreement, the Company entered into Preferred Stock Exchange Agreements (the “Exchange Agreements”) with each of the CCM PIPE Purchasers, Park West Partners International, Limited (“PWPI”), and Park West Investors Master Fund, Limited (“PWIMF”), to exchange all of the shares of Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), held by such parties for a number of shares of Common Stock equal to the accumulated liquidation preference of such shares of Series A Preferred Stock divided by the PIPE Price (the “Preferred Exchanges”). On November 15, 2024, an aggregate of 150,000 shares of Series A Preferred Stock were exchanged for an aggregate of 16,622,238 shares of Common Stock in a first series of exchanges. On December 27, 2024, and an aggregate of 450,000 shares of Series A Preferred Stock were exchanged for an aggregate of 49,866,710 shares of Common Stock in a second series of exchanges following the effectiveness of the Charter Amendment (as defined below).

•
Charter Amendment. The Board and stockholders holding a majority of the voting power of the Company’s stockholders approved and adopted an amendment to the Company’s Certificate of Incorporation to increase the total number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 500,000,000 (the “Charter Amendment”) in order to authorize sufficient shares of Common Stock for future issuances, including the second closing of the Preferred Exchanges and the Rights Offering, allow for required reserves, and other future issuances as approved by the Board (and, if required, the Company’s stockholders). On December 26, 2024, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.
In addition, at the request of the PIPE Investors in order to afford other stockholders of the Company the opportunity to purchase shares of Common Stock at a price per share equal to the PIPE Price, and as required by the Third M&T Credit Agreement Amendment, the Company is conducting this Rights Offering.
The Financing Committee, and the Board acting upon the recommendation of the Finance Committee, have determined that the Third M&T Credit Agreement Amendment, the PIPE, the Camping World Asset Sales, the Camping World Stock Sale, the Preferred Exchanges, the Rights Offering, and the Charter Amendment are advisable, fair, and in the best interests of the Company and its stockholders.
The foregoing descriptions of the M&T Credit Agreement, the First M&T Credit Agreement Amendment, the Second M&T Credit Agreement Amendment, the Third M&T Credit Agreement Amendment, the M&T Limited Waiver Agreements, the CCM Loan Agreement, the CCM Loan Agreement First Amendment, the CCM Loan Agreement Waiver, the Securities Purchase Agreements, the Asset Purchase Agreement, the Real Estate Purchase Agreement, and the Exchange Agreements are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as exhibits to our annual, quarterly, or current reports filed with the SEC, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Expiration of the Rights Offering
You may exercise your subscription rights at any time between January 14, 2025 and 5:00 p.m., New York City time, on February 5, 2025, the expiration date for the Rights Offering, unless extended by us. We may extend the time for exercising the Rights or terminate the Rights, subject to the terms and conditions of the PIPE Purchase Agreements. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”
Note that we intend to close the Rights Offering on or before February 12, 2025 (within five business days after the expiration date of the Rights Offering on February 5, 2025) unless our Financing Committee elects to extend the Rights Offering in its discretion. We may extend the expiration date of the Rights Offering by giving notice to the Subscription Agent and Information Agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
We reserve the right, subject to the terms and conditions of the PIPE Purchase Agreements, to amend or modify the terms or conditions of the Rights or the Rights Offering or to terminate the Rights or Rights Offering.
If you do not exercise your Rights before the expiration date of the Rights Offering, your unexercised Rights will be null and void and will have no value. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.
Subscription Rights
Your Rights entitle you to the Basic Subscription Right and the Over-Subscription Right.
Basic Subscription Right. With your Basic Subscription Right, you may purchase 1.27 shares of our Common Stock per Right, upon delivery of the required documents and payment of the subscription price of $1.03 per whole share. You are not required to exercise all of your Rights unless you wish to purchase shares under your Over-Subscription Right. We will deliver to you the shares which you purchased with your Basic Subscription Right as soon as practicable after the Rights Offering has expired and the shares are issued. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.
Over-Subscription Right. In addition to your Basic Subscription Right, you may subscribe for additional shares of our Common Stock, upon delivery of the required documents and payment of the subscription price of $1.03 per share, before the expiration of the Rights Offering. You may only exercise your Over-Subscription Right if you exercised your Basic Subscription Right in full and other holders of Rights do not exercise their Basic Subscription Rights in full.
Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the Over-Subscription Right, we will allocate the remaining shares pro rata, after rounding down any fractional shares that would otherwise be issued to the nearest whole number of shares, among those oversubscribing Holders. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your Over-Subscription Right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their Over-Subscription Rights.
Full Exercise of Basic Subscription Right. You may exercise your Over-Subscription Right only if you exercise your Basic Subscription Right in full. To determine if you have fully exercised your Basic Subscription Right, we will consider only the Basic Subscription Rights held by you in the same capacity.
For example, suppose that you received Rights as a distribution on shares of our Common Stock which you hold individually and on shares of our Common Stock which you hold collectively with your spouse. If you wish to exercise your Over-Subscription Right with respect to the Rights you hold individually, but not with respect to the Rights you hold collectively with your spouse, you only need to fully exercise your Basic Subscription Right with respect to your individually held Rights. You do not have to subscribe for any shares under the Basic Subscription Right held collectively with your spouse to exercise your individual Over-Subscription Right.
When you complete the portion of your Rights Certificate to exercise your Over-Subscription Right, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our Common Stock which you hold in that capacity. You must exercise your Over-Subscription Right at the same time you exercise your Basic Subscription Right in full.
Return of Excess Payment. If you exercised your Over-Subscription Right and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, without interest or deduction, as soon as practicable after the expiration date. We will deliver or cause the transfer agent to deliver shares that you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.
No Fractional Shares of Common Stock
We will not issue fractional shares of Common Stock upon the exercise of any Rights. After aggregating all of the shares subscribed for by a particular stockholder, including shares subscribed for pursuant to the Over-Subscription Right, any fractional shares of our Common Stock that would otherwise be issued upon the exercise of the Rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer a maximum of 24,271,844 shares of Common Stock in the Rights Offering. In the unlikely event that, because of the rounding of fractional shares, this Rights Offering would have been subscribed in an amount in excess of 24,271,844 shares of Common Stock, all Holders’ shares issued in this Rights Offering will be reduced in an equitable manner. Any excess subscription funds in respect of fractional shares will be returned to you, without interest or deduction, promptly after completion of the Rights Offering.
Conditions to the Rights Offering
Our obligation to consummate the Rights Offering is condition upon, among other things, Nasdaq approving for listing, subject to official notice of issuance, the shares of our Common Stock issuable upon exercise of the Rights. We also reserve the right, by action of the Financing Committee, to amend the terms and conditions of the Rights or the Rights Offering or to otherwise modify the terms or conditions of the Rights or the Rights Offering, in each case subject to the terms and conditions of the PIPE Purchase Agreements.

We intend to close the Rights Offering on or before February 12, 2025 (within five business days after the expiration date of the Rights Offering on February 5, 2025), unless our Financing Committee elects to extend the Rights Offering or terminate the Rights or the Rights Offering, subject to the terms and conditions of the PIPE Purchase Agreements. We may cancel or terminate the Rights Offering, in whole or in part, subject to the terms and conditions of the PIPE Purchase Agreements. If we cancel or terminate the Rights Offering, in whole or in part, all affected Rights will expire without value, and all subscription payments received by the Subscription Agent will be returned promptly, without interest or deduction.
Method of Subscription — Exercise of Rights
If you are a record holder of shares of our Common Stock, you may exercise your Rights by delivering the following to the Subscription Agent, at or before 5:00 p.m., New York City time, on February 5, 2025, the expiration date of the Rights Offering, unless extended by us:
•	Your properly completed and executed Rights Certificate with any required signature guarantees or other supplemental documentation; and
•	Your full subscription price payment for each share of Common Stock subscribed for under your Rights.
Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on February 5, 2025, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”
Method of Payment
The Subscription Agent will accept payment only by wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent. Payments by personal check or money order will not be accepted.
Receipt of Payment
Your payment of the subscription price will be deemed to have been received by the Subscription Agent only when:
•	the Subscription Agent receives a certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent; or
•	the Subscription Agent receives a wire transfer of immediately available funds.
Payments by personal check or money order will not be accepted.
The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from holders of Rights until we issue to you your Common Stock, or return your overpayment, if any.
Delivery of Subscription Materials and Payment
You should deliver your Rights Certificate and payment of subscription price, as provided herein, or, if applicable, nominee holder certifications, to the Subscription Agent by one of the methods described below:

By Mail: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your Rights.

In considering which method of delivery to use, holders of Rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.
You should direct any questions or requests for assistance concerning the method of subscribing for shares of Common Stock or for additional copies of this prospectus to the Information Agent.
Calculation of Rights Exercised
If you do not indicate the number of Rights being exercised, or do not make full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, then the Subscription Agent will have the right to reject and return your subscription for correction. If your aggregate subscription price payment is greater than the amount you owe for your subscription, the Subscription Agent will return the excess amount to you without interest or deduction as soon as practicable after the expiration date of the Rights Offering. If we do not apply your full subscription price payment to your purchase of shares of our Common Stock, we or the Subscription Agent will return the excess amount to you, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.
Exercising a Portion of Your Rights
If you subscribe for fewer than all of the shares of our Common Stock represented by your Rights Certificate, you may receive from the Subscription Agent a new Rights Certificate representing your unused Rights.
If you do not indicate the number of Rights being exercised, or if you do not make full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, (i) the Subscription Agent will have the right to reject and return your subscription for correction, or (ii) you will be deemed to have exercised your Right with respect to the maximum number of Rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of shares of our Common Stock, we or the Subscription Agent will return the excess amount to you, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.
Missing or Incomplete Subscription Forms or Payment
If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.
Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued
The Subscription Agent will hold your payment of the subscription price in a segregated account with other payments received from other Rights holders until we issue your shares of Common Stock to you upon consummation of the Rights Offering or any or all of such price is returned to you as provided herein.

Medallion Guarantee May Be Required
Your signature on each Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:
•	your Rights Certificate provides that the shares of Common Stock are to be delivered to you as record holder of those Rights; or
•	you are an eligible institution.
Notice to Brokers and Nominees
If you are a broker, a trustee or a depositary for securities that holds shares of our Common Stock for the account of others as of 5:00 p.m., New York City time, on January 13, 2025, the Record Date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owners with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.
Beneficial Owners
If you are a beneficial owner of shares of our Common Stock or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our Common Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.
Instructions for Completing Your Rights Certificate
You should read and follow the instructions accompanying the Rights Certificates carefully.
If you are a registered Holder and you want to exercise your Rights, you should send your Rights Certificate(s) and your subscription price payment to the Subscription Agent. DO NOT SEND YOUR RIGHTS CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO THE COMPANY.
You are responsible for the method of delivery of your Rights Certificate(s) with your subscription price payment to the Subscription Agent. You must pay, or arrange for payment, by means of a wire transfer of immediately available funds or certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent. If you send your Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the Rights Offering expires. Personal checks and money orders will not be accepted. Your payment of the subscription price will be deemed to have been received by the Subscription Agent only when:
•	the Subscription Agent receives a certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent; or
•	the Subscription Agent receives a wire transfer of immediately available funds.
In considering which method of delivery to use, holders of Rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.
Determinations Regarding the Exercise of Your Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not accept any exercise of Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
Neither we, the Subscription Agent nor the Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights Certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept the exercise of your Rights if our issuance of the shares of our Common Stock to you could be deemed unlawful under applicable law.
Guaranteed Delivery Procedures
If you wish to exercise Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Rights to the Subscription Agent on or before the time your Rights expire, you may exercise your Rights by the following guaranteed delivery procedures:
•
deliver to the Subscription Agent on or prior to the expiration date your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth above in “— Method of Payment”;

•
deliver to the Subscription Agent on or prior to the expiration date the form titled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates” distributed with your Rights Certificates; and

•
deliver the properly completed Rights Certificate evidencing your Rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within one business day following the expiration date.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates”, which will be distributed to you with your Rights Certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription Agent.
In your Notice of Guaranteed Delivery, you must state:
•	your name;
•
the number of Rights represented by your Rights Certificates, the number of shares of our Common Stock you are subscribing for under your Basic Subscription Right and the number of shares of our Common Stock you are subscribing for under your Over-Subscription Right, if any; and

•	your guarantee that you will deliver to the Subscription Agent any Rights Certificates evidencing the Rights you are exercising within one business day following the expiration date.
You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your Rights Certificates at the address set forth above under “— Delivery of Subscription Materials.” Any transmission of other materials will not be accepted and will not be considered a valid submission for the Rights Offering.
The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please request any copies of the form of Notice of Guaranteed Delivery from the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge, Inc.
P.O. Box 1317
Attn: BCIS Re-Organization Dept.
Brentwood, NY 11717-0718

United States Federal Income Tax Considerations
Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the participation in this Rights Offering by holders of the Warrants), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock (including all shares of Common Stock received pursuant to the exchange or conversion of all Series A Preferred Stock prior to the Record Date) and should not be treated as a taxable distribution with respect to such holder’s Series A Preferred Stock and Warrants for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. The fair market value of the Rights would be taxable to U.S. Holders of our Common Stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2024.
Further, if the Rights Offering is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the holders of Common Stock. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.
Regulatory Limitation
We will not be required to issue the shares of our Common Stock to you pursuant to the Rights Offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the Rights Offering expires, you have not obtained such clearance or approval.
Questions About Exercising Rights
If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this document or the “Instructions as to Use of Lazydays Holdings, Inc.’s Rights Certificates,” you should contact the Information Agent at the address and telephone number set forth under “Questions & Answers — What should I do if I have other questions?” included elsewhere in this prospectus.
Subscription Agent and Information Agent
We have appointed Broadridge Corporate Issuer Solutions, LLC to act as Subscription Agent and Information Agent for the Rights Offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our Common Stock or for additional copies of this prospectus to the Information Agent.
Fees and Expenses
We will pay all fees charged by the Subscription Agent and Information Agent and all other expenses incurred by us in the Rights Offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your Rights.
No Revocation
Once you have exercised your Rights, you may not revoke your exercise. All exercises of Rights are irrevocable. You should not exercise your Rights unless you are certain that you wish to purchase Common Stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your Rights, you should consider that all exercises of Rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.” Rights not exercised before the expiration date of the Rights Offering will expire and will have no value.
Procedures for DTC Participants
If you are a broker, a dealer, a trustee or a depositary for securities who holds our Common Stock for the account of others as a nominee holder, you may exercise your beneficial owners’ basic and Over-Subscription Rights through DTC. Any Rights exercised through DTC are referred to as “DTC Exercised Rights.” You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., New York City time, on the expiration date, unless guaranteed delivery procedures are utilized with respect to delivery of your Rights Certificate, as described above.
Subscription Price
The subscription price is $1.03 per whole share of Common Stock. For more information with respect to how the subscription price was determined, see “– Reasons for the Rights Offering” and “Questions & Answers — How was the subscription price of $1.03 per share of Common Stock determined?” included elsewhere in this prospectus.
Transferability
The Rights are evidenced by a Rights Certificate and are non-transferable, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on any securities exchange or trading system. The shares of Common Stock included in shares will be transferable following their issuance.
Extensions and Termination
We may extend the Rights Offering and the period for exercising your Rights, subject to the terms and conditions of the PIPE Purchase Agreements. In addition, subject to the terms and conditions of the PIPE Purchase Agreements, we may terminate the Rights Offering prior to the time the Rights Offering expires.
No Recommendation
An investment in shares of our Common Stock must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 18 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024, each hereby incorporated by reference in this prospectus.
Neither the Company, Financing Committee nor our Board has, or will, make any recommendation to stockholders whether to exercise or let lapse their Rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your Rights based on your own assessment of our business and the Rights Offering.
Waiver of Right to Receive Distribution
No minimum subscription is required for consummation of the Rights Offering. Pursuant to the PIPE Purchase Agreements, the PIPE Investors and their affiliates have irrevocably waived their respective right to receive the distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date. Prior to the closing of this Rights Offering, (i) the CCM PIPE Purchasers and their affiliates, including through investment funds and clients CCM manages, are the beneficial owners of approximately 72.2% of our Common Stock and (ii) the Alta Purchasers and their affiliates are the beneficial owners of approximately 13.3% of our Common Stock. See “Prospectus Summary—Recent Developments.”
Non-U.S. Stockholders
The Subscription Agent will not mail Rights Certificates to stockholders on the Record Date whose addresses are outside the United States, and your Rights Certificates will be held by the Subscription Agent for your account until any instructions are received to exercise your Rights. If you are a stockholder whose address is outside the United States, to exercise your Rights, you must notify the Subscription Agent before 11:00 a.m., New York City time, on January 29, 2025, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your Rights under applicable law. Any questions related to exercising Rights should be directed to the

Subscription Agent. If these procedures are not followed prior to the expiration date, those holders’ Rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights, and any such determinations by us will be final and binding.
This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of our Common Stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.
Shares of Common Stock Outstanding after the Rights Offering
As of December 31, 2024, we had 109,817,776 shares of Common Stock issued and outstanding and Warrants to purchase 10,494,531 shares of Common Stock issued and outstanding.
In this Rights Offering, we are offering Holders the Right to purchase 1.27 shares of Common Stock for each Right (as well as the right to purchase any additional shares pursuant to the Over-Subscription Right (as defined below)), subject to adjustment as provided herein. As a result, following the Rights Offering and assuming it is consummated in full, we will have 134,089,620 shares of Common Stock issued and outstanding.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of the material terms of our Common Stock and preferred stock as set forth in our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), or as otherwise provided under the General Corporation Law of the State of Delaware (the “DGCL”), which collectively govern the rights, powers and preference of our Common Stock and preferred stock. This description is only a summary. You should read it together with the Certificate of Incorporation and Bylaws, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and to the Company’s Current Report on Form 8-K filed on December 30, 2024 and incorporated by reference herein, as well as the DGCL.
General
Our Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2024, we had 109,817,776 shares of Common Stock outstanding.
Common Stock
The holders of our Common Stock, as such, are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of our outstanding shares voted for the election of directors can elect all of the directors standing for election at each annual meeting of stockholders.
Holders of our Common Stock do not have any conversion, preemptive or other subscription rights (excluding, for the avoidance of doubt, the Rights issued as a distribution to the Holders) and there are no sinking fund or redemption provisions applicable to our Common Stock.
We have not paid any cash dividends on our Common Stock and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions, subject to any restrictions under our credit facility.
Our Board currently consists of seven (7) directors who are divided into three classes. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current classification of our Board is: (i) Class A – has two (2) directors with a term expiring at the 2025 annual meeting of stockholders; (ii) Class B – has three (3) directors with a term expiring at the 2026 annual meeting of stockholders; and (iii) Class C – has two (2) directors with a term expiring at the 2027 annual meeting of stockholders.
Preferred Stock
We currently do not have any preferred stock outstanding, but our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Any designated series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution adopted by the Board. Prior to the issuance of shares of each newly designated series of preferred stock, the Board is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, and qualifications, limitations and restrictions thereof, including, but not limited to, some or all of the following: (i) voting powers, if any, whether full or limited; (ii) whether such shares are subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) rights to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our Board may establish; (iv) liquidation rights or preferences upon the dissolution of us, or upon any distribution of our assets, as our Board may establish; or (v) rights providing that such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our Board may establish.

Provisions of Delaware Law, the Certificate of Incorporation and Bylaws
Provisions of the DGCL, the Certificate of Incorporation, the Bylaws and other relevant documents described below could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We have not opted out of, and therefore are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Certificate of Incorporation includes provisions exculpating our directors from such liability to the fullest extent permitted by the DGCL. The Certificate of Incorporation and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, our directors or officers for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to, in the case of advancement, our receipt of an undertaking from the indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company and such terms and conditions as are deemed appropriate by the Board. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.
The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit directly or derivatively against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative or direct litigation against directors and officers, even though such an action, if successful, might otherwise benefit us or our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions or other amounts we are obligated to advance or indemnify in these or any other actions, suits, proceedings or investigations.
Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Undesignated Preferred Stock. Our Certificate of Incorporation and Bylaws authorize 5,000,000 shares of undesignated preferred stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of preferred stock with super voting, special approval, dividend or other rights, powers or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.
Classified Board. As discussed above, our Board currently consists of seven (7) directors who are divided into three classes. Pursuant to the Certificate of Incorporation, directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The classified board provisions in the Certificate of Incorporation could make it more difficult to acquire us by means of a proxy contest or to remove incumbent directors (who may only be removed for cause).
Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder or any beneficial owner to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Section 27 of the Exchange Act provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.
Listing
Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “GORV.” We cannot assure you that our Common Stock will continue to be listed on the Nasdaq Capital Market as we might not meet certain continued listing standards in the future.
Transfer Agent
The transfer agent for our shares of Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise or expiration of the Rights acquired through the Rights Offering and the ownership and disposition of shares of our Common Stock received upon exercise of the Rights and constitutes the opinion of Stoel Rives LLP. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the IRS, and such other authorities as we have considered relevant, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Rights or shares of our Common Stock. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Rights through the Rights Offering by persons holding shares of our Common Stock or Warrants entitled to receive Rights pursuant to this Rights Offering, the exercise or expiration of the Rights, and the acquisition, ownership and disposition of shares of our Common Stock acquired upon exercise of the Rights.
This discussion is limited to the Rights acquired through the Rights Offering and shares of our Common Stock acquired upon exercise of Rights, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax, the unearned income Medicare contribution tax, the estate or gift tax consequences, or the indirect effects on holders of interests in a beneficial owner of the Rights. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding the Rights, shares of our Common Stock or Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);
•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;
•	persons deemed to sell the Rights, shares of our Common Stock or Warrants under the constructive sale provisions of the Code;
•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);
•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•
persons who received, hold or will receive shares of our Common Stock, Warrants or the Rights pursuant to the exercise of any employee stock option or otherwise as compensation and persons who hold restricted Common Stock;

•	tax-qualified retirement plans; and
•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, Stock, Warrants, or Rights or shares of our Common Stock acquired upon exercise of Rights, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OR EXPIRATION OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our Common Stock, our Warrants, our Rights or shares of our Common Stock acquired upon exercise of Rights, as the case may be, that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Receipt of Rights
The authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the Over-Subscription Right and the distribution of Rights to holders of Warrants). A U.S. Holder’s receipt of Rights pursuant to the Rights Offering may be treated as a taxable distribution with respect to such holder’s existing shares of Common Stock and should not be treated as a taxable distribution with respect to such holder’s Warrants for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a shareholder of a right to acquire stock or warrants is not included in the taxable income of the shareholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits.
During the last 36 months, the Company has made quarterly dividend payments to holders of Series A Preferred Stock, and holders of Common Stock may be treated as having received an increase in their proportionate interest in the Company’s assets or earnings and profits through a decrease in the conversion ratio with respect to both the Series A Preferred Stock and Warrants.
If this Rights Offering is a taxable distribution with respect to any shareholder, the fair market value of such U.S. Holder’s increase in the share of earnings and profits of the Company would be taxable to such U.S. Holder as a dividend to the extent of the U.S. Holder’s pro rata share of the Company’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2024. Further, if the Rights issuance is treated as a taxable distribution, the treatment of holders of Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the Rights distribution to the U.S. Holders of Common Stock.

Tax Basis in the Rights
If the Rights issuance pursuant to this Rights Offering is treated as a non-taxable distribution and if the fair market value of the Rights a U.S. Holder receives is less than 15% of the fair market value of the U.S. Holder’s existing shares of Common Stock or Warrants, in each case, with respect to which the Rights are distributed on the date the U.S. Holder receives the Rights, Section 307(b) of the Code provides that the Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate the tax basis in the holder’s existing shares of Common Stock or Warrants between the existing shares of Common Stock and the Rights in proportion to the relative fair market values of the existing shares of Common Stock or Warrants and the Rights determined on the date of receipt of the Rights. If a U.S. Holder chooses to allocate tax basis between the holder’s existing shares of Common Stock or Warrants and the Rights, the U.S. Holder must make this election on a statement included with the holder’s timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. Holder receives the Rights. Such an election is irrevocable.
However, if the fair market value of the Rights a U.S. Holder receives is 15% or more of the fair market value of the holder’s existing shares of Common Stock or Warrants on the date the U.S. Holder receives the Rights, then the U.S. Holder must allocate tax basis in the existing shares of Common Stock or Warrants between those shares and the Rights the U.S. Holder receives in proportion to their fair market values determined on the date the U.S. Holder receives the Rights. Please refer to the discussion below regarding the U.S. tax treatment of a U.S. Holder that, at the time of the receipt of the Right, no longer holds the Common Stock or Warrants with respect to which the Right was distributed.
If the Rights issued pursuant to this Rights Offering are treated as a taxable distribution, then the U.S. Holder will receive the Rights with a basis equal to their fair market value on the date of the distribution for U.S. federal income tax purposes.
The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, U.S. Holders should consider all relevant facts and circumstances, including, without limitation, any difference between the subscription price of the Rights and the trading price of our shares of Common Stock on the date that the Rights are distributed, the exercise price of the Warrants, the fair market value and the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.
Exercise of Rights
A U.S. Holder will not recognize gain or loss upon the exercise of a Right received in the Rights Offering. A U.S. Holder’s adjusted tax basis, if any, in the Right plus the subscription price will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the shares of Common Stock received upon exercise of such U.S. Holder’s Right. The holding period of a share of Common Stock acquired upon exercise of a Right in the Rights Offering will begin on the date of exercise.
If, at the time of the receipt or exercise of the Right, the U.S. Holder no longer holds the Common Stock or Warrants with respect to which the Right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the Right are unclear, including (1) the allocation of the tax basis between the shares of our Common Stock or Warrants previously sold and the Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our Common Stock or Warrants previously sold, and (3) the impact of such allocation on the tax basis of the shares of our Common Stock acquired upon exercise of the Right. Furthermore, if a U.S. Holder exercises any Rights and sells other shares of our Common Stock or Warrants within the 61-day period beginning 30 days before the exercise date and ending 30 days after the exercise date, the “wash sale” rules under the Code may disallow the recognition of any loss upon the sale of our Common Stock or Warrants. If a U.S. Holder exercises a Right received in the Rights Offering after disposing of shares of our Common Stock or Warrants with respect to which the Right is received, the U.S. Holder should consult its own tax advisor.

Expiration of Rights
If the receipt of Rights pursuant to this Rights Offering is not taxable and if a U.S. Holder allows Rights received in the Rights Offering to expire, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in its existing Common Stock or Warrants previously allocated to the Rights that have expired to such U.S. Holder’s existing shares of Common Stock or Warrants.
If the receipt of Rights pursuant to this Rights Offering is taxable and a U.S. Holder allows the Rights received in this Rights Offering to expire, then such U.S. Holder should recognize a short-term capital loss equal to such U.S. Holder’s tax basis in the expired Rights. The deductibility of capital losses is subject to certain limitations.
Distributions on Common Stock
As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate, provided that certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Common Stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Disposition of Common Stock.”
Sale, Exchange or Other Disposition of Common Stock
Upon a sale, exchange, or other taxable disposition of our Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable to U.S. Holders who have not previously included such dividends in income as described above under “—Distributions on Common Stock”) and the U.S. Holder’s adjusted tax basis in our Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the shares of our Common Stock acquired through the exercise of Rights. Certain U.S. Holders are exempt from backup withholding, including certain corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt (or fails to properly establish an exemption) and such holder:
•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	furnishes an incorrect taxpayer identification number;
•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of our Common Stock, our Warrants, our Rights or shares of our Common Stock acquired upon exercise of Rights, as the case may be, that is neither a U.S. Holder nor an entity treated as a partnership (or other pass-through entity treated as a partnership) for U.S. federal income tax purposes.
Receipt, Exercise and Expiration of the Rights
As discussed above under “—Tax Considerations Applicable to U.S. Holders—Receipt of Rights,” it is unclear whether a Non-U.S. Holder’s receipt of Rights pursuant to the Rights Offering would be treated as a non-taxable distribution with respect to its existing shares of Common Stock (including shares of Common Stock received pursuant to the exchange or conversion of all Series A Preferred Stock prior to the Record Date) or Warrants, as applicable, for U.S. federal income tax purposes. If treated as a non-taxable distribution, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise, or expiration of the Rights.
If the receipt of Rights is treated as a taxable distribution, the fair market value of the Rights would be taxable to Non-U.S. Holders of our Common Stock as a dividend subject to withholding tax to the extent of the Non-U.S. Holder’s pro rata share of the Company’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The Company believes that it may have current and accumulated earnings and profits through the end of 2024. Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the exercise of the Rights. However, if the receipt of the Rights is taxable and the Non-U.S. Holder allows the Rights to expire, then such shareholder should recognize a short-term capital loss equal to such Non-U.S. Holder’s tax basis in the Rights. A Non-U.S. Holder’s ability to use any capital loss may be subject to limitations.
Distributions on Common Stock
As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular U.S. corporate tax rate. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% as well (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Disposition of Common Stock
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. corporate tax rate. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% as well (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person (within the meaning of Section 7701(a)(30) of the Code) and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person (within the meaning of Section 7701(a)(30) of the Code) or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION
Beginning on or about January 14, 2025, we will distribute the Rights Certificates, Notices of Guaranteed Delivery, as applicable, and copies of this prospectus to individuals (excluding the PIPE Investors, who have waived their respective rights to receive the Rights, and their respective affiliates to the extent holders as of the Record Date) who held shares of our Common Stock and the Warrants as of the Record Date.
If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, Rights Certificate, and subscription payment to the Subscription Agent, Broadridge Corporate Issuer Solutions, LLC, at the below address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent. DO NOT SEND OR DELIVER THESE MATERIALS TO THE COMPANY.

By Mail: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

See “The Rights Offering – Method of Subscription – Exercise of Rights.”
The Rights are non-transferrable, except that Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The Rights will not be listed for trading on the Nasdaq or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the Rights are listed on Nasdaq under the symbol “GORV.”
We will pay all customary fees and expenses of the Subscription Agent and Information Agent related to this Rights Offering and have also agreed to indemnify the Subscription Agent and Information Agent from liabilities that they may incur in connection with this Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the Rights Offering, and we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Stock underlying the Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.
We have not agreed to enter into any standby or other arrangement to purchase or sell any Rights or any of our securities.
Pursuant to the PIPE Purchase Agreements, the PIPE Investors and their affiliates have irrevocably waived their respective right to receive any distribution of the Rights or otherwise participate in the Rights Offering to the extent they hold our securities as of the Record Date. Prior to the closing of this Rights Offering, (i) the CCM PIPE Purchasers and their affiliates, including through investment funds and clients CCM manages, are the beneficial owners of approximately 72.2% of our Common Stock and (ii) the Alta Purchasers and their affiliates are the beneficial owners of approximately 13.3% of our Common Stock. See “Prospectus Summary—Recent Developments.”
If you have any questions, you should contact the Information Agent toll-free at 888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
For additional information regarding the purpose of the Rights Offering, see “Questions & Answers—Why are we conducting the Rights Offering?” and “The Rights Offering—Reasons for the Rights Offering.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.
As of December 31, 2024, 109,817,776 shares of Common Stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of December 31, 2024 unless otherwise noted, by: (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities. To our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the voting securities beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, except as otherwise indicated, none of the voting securities listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.
Unless otherwise noted below, the address of each person listed on the table is c/o Lazydays Holdings, Inc., 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Percent of Class(1)
Directors and Named Executive Officers
John North	70,592(2)	*
Kelly Porter	23,204(3)	*
Robert DeVincenzi	89,362(4)	*
Jerry Comstock	61,161(5)	*
James J. Fredlake	71,323(6)	*
Jordan Gnat	51,943(7)	*
Suzanne Tager	2,164	*
Susan Scarola	2,164	*
Amber Dillard	4,980(8)	*
Jeff Huddleston(9)	—	—
Ronald K. Fleming	—	—
All directors and executive officers as a group (9 persons)	283,097(10)	*
5% or Greater Securityholders
Coliseum Capital Management, LLC and associated persons	86,687,158(11)	72.2%
Alta Fundamental Advisers LLC and associated persons	14,563,106(12)	13.3%
Park West Asset Management LLC and associated persons	10,982,427(13)	9.99%

*	Less than 1 percent
(1)
For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) the 109,817,776 shares of Common Stock that were outstanding as of December 31, 2024; and (ii) the number of shares of Common Stock, if any, which the relevant person could acquire on exercise of options, warrants or pre-funded warrants within 60 days of December 31, 2024. See the footnotes for further detail.

(2)	Mr. North terminated employment with the Company on September 13, 2024.
(3)	Ms. Porter’s beneficial ownership is reported as of January 7, 2025. Ms. Porter terminated employment with the Company on October 4, 2024.
(4)	Includes 54,631 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2024.
(5)	Includes 24,770 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2024.

(6)
Includes (i) 4,544 shares of Common Stock owned by the James J. Fredlake Revocable Trust of 2017, of which Mr. Fredlake is the trustee and a beneficiary, and (ii) 24,770 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2024.

(7)	Includes 35,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2024.
(8)	Includes 1,688 shares issuable on February 21, 2025 upon the vesting of a restricted stock unit award.
(9)	Mr. Huddleston resigned as an executive officer of the Company on January 6, 2025.
(10)	Includes all securities beneficially owned by current directors and current executive officers.
(11)
Based on Amendment No. 22 to Schedule 13D filed on November 19, 2024 by reporting persons CCM, CCP, Coliseum Capital, LLC (“CC”), Christopher Shackelton (“Shackelton”), and Adam Gray (“Gray”), and other information available to the Company, this includes: (i) 26,766,609 shares of Common Stock held by CCP and 8,170,784 shares of Common Stock held by Blackwell, as a separate account investment advisory client of CCM; (ii) 30,378,051 shares of Common Stock issued on December 27, 2024 to CCP and 11,177,540 shares of Common Stock issued on December 27, 2024 to Blackwell, as a separate account investment advisory client of CCM, pursuant to the applicable Exchange Agreements after the effectiveness of the Charter Amendment; and (iii) 8,155,339 shares of Common Stock issuable upon the exercise of warrants held by CCP and 2,038,835 shares of Common Stock issuable upon the exercise of warrants held by Blackwell, as a separate account investment advisory client of CCM, at an exercise price of $3.83 per share of Common Stock (the “CCM Warrants”). CCM and its managers, Gray and Shackelton, have shared voting and dispositive power over all of the foregoing.

CC and CCP have shared voting power and shared dispositive power over (i) 26,766,609 shares of Common Stock held by CCP; (ii) 30,378,051 shares of Common Stock issued to CCP on December 27, 2024 pursuant to the applicable Exchange Agreement after the effectiveness of the Charter Amendment; and (iii) 8,155,339 shares of Common Stock issuable upon the exercise of Warrants held by CCP.
Based on Amendment No. 22 to the Schedule 13D filed November 19, 2024, Coliseum Capital Management, LLC and associated persons have their principal place of business at 105 Rowayton Avenue, Rowayton, CT 06853.
(12)
Based on information available to the Company, this includes: (i) 3,474,757 shares of Common Stock held by Alta Fundamental Advisers Master LP (“AFAM”); (ii) 2,363,592 shares of Common Stock held by Star V Partners LLC (“Star V”); and (iii) 8,724,757 shares of Common Stock held by Blackwell. Alta Fundamental Advisers LLC is the investment manager of AFAM, Star V, and Blackwell with respect to the foregoing shares.

(13)
Based on Amendment No. 6 to Schedule 13G filed on November 14, 2024, and other information available to the Company, this includes: (i) 9,666,330 shares of Common Stock held by PWIMF; (ii)1,205,163 shares of Common Stock held by PWPI; and (iii) 110,934 shares of Common Stock issuable upon exercise of pre-funded warrants with an exercise price of $0.01 per share (the “Pre-Funded Warrants”) held by PWIMF. PWIMF holds Pre-Funded Warrants exercisable for a total of 266,612 shares of Common Stock and PWPI holds Pre-Funded Warrants exercisable for a total of 33,745 shares of Common Stock; however, the Pre-Funded Warrants are subject to exercise limitations prohibiting exercise to the extent that it would result in the holder, or any of its affiliates, being deemed to beneficially own in excess of 9.99% of the then-outstanding shares of the Company’s Common Stock. Therefore, of the 300,357 total shares of Common Stock issuable upon exercise of Pre-Funded Warrants held by PWIMF and PWPI, only 110,934 shares are included as the maximum number issuable subject to the exercise limitations.

Park West Asset Management LLC, a Delaware limited liability company (“PWAM”), is the investment manager to PWIMF and PWPI. Peter S. Park (“Park”), through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Park each have shared voting and dispositive power over the foregoing shares.
Based on Amendment No. 6 to Schedule 13G filed on November 14, 2024, PWAM and associated persons have their principal place of business at One Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.

LEGAL MATTERS
The validity of the Rights and our Common Stock issuable upon exercise of the Rights offered by this prospectus has been passed upon for us by Stoel Rives LLP, Portland, Oregon.
EXPERTS
The consolidated financial statements of Lazydays Holdings, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this preliminary prospectus by reference from the Lazydays Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Amendment No. 1 on Form 10-K/A, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this preliminary prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The report of RSM US LLP dated March 12, 2024, on the effectiveness of internal control over financial reporting as of December 31, 2023, expressed an opinion that Lazydays Holdings, Inc. had not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

INCORPORATION OF INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K, filed with the SEC on March 12, 2024, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 15, 2024;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 15, 2024, June 30, 2024, filed with the SEC on August 15, 2024, and September 30, 2024, filed with the SEC on November 18, 2024;

•
our Current Reports on Form 8-K and any amendments on Form 8-K/A, filed with the SEC on January 2, 2024, May 17, 2024, June 10, 2024 (Item 5.02 only), June 14, 2024, September 16, 2024 (Items 1.01 and 5.02 only), September 17, 2024 (Item 5.02 only), September 19, 2024, September 30, 2024, November 18, 2024, November 19, 2024, December 30, 2024, January 3, 2025 and January 6, 2025 (Item 5.02 only); and

•	the description of our Common Stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 12, 2024.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.
To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Telephone: (813) 246-4999

Rights to Purchase Up to $25,000,000 in Shares of Common Stock,
representing Up to 24,271,844 Shares of Common Stock
Prospectus
January 13, 2025
Until February 7, 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.